UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TESORO CORPORATION

(Name of Registrant as Specified in Its Charter)

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Dear Stockholders:

It is my pleasure to invite you to attend the 2016 Annual Meeting of Stockholders of Tesoro Corporation on Tuesday, May 3, 2016 in San Antonio, Texas.

As always, the Annual Meeting gives me a chance to speak with you about the state of Tesoro’s business. It also provides you an opportunity, during our question and answer session, to express your views on subjects related to our Company. Whether or not you attend the Annual Meeting in person, I encourage you to review the enclosed information and vote your shares.

2015 was an outstanding year in which we were able to report record results, including record full year net earnings from continuing operations of $1.5 billion, or $12.39 per diluted share. This represents an 83% increase over 2014 net earnings of $843 million. Our strong results generated solid free cash flow, allowing us to return over $870 million to stockholders in the form of dividends and share repurchases, while maintaining a cash balance of $942 million as of the year-end. We reduced our debt to capitalization ratio (excluding Tesoro Logistics LP) to 19% as of year-end. Tesoro’s employees delivered exceptional personal safety and process safety performance, reflecting our commitment to operational excellence and the safety of our workers. In providing their services, contractors also delivered significant improvements in safety performance. Finally, we successfully integrated the Rockies natural gas business, which Tesoro Logistics LP acquired in late 2014.

Our Board of Directors is comprised of individuals with broad leadership experience, a number of whom have operating knowledge in the energy industry. I am grateful to our Board of Directors for their guidance, leadership and oversight. I also encourage you to review the qualifications, skills and experience that we have identified as important attributes for our Directors beginning on page 7, and how they match up to each of us individually in our biographical information beginning on page 63 of the Proxy Statement.

Thank you for your investment in Tesoro. I look forward to seeing you in San Antonio.

Sincerely,

Gregory J. Goff, Chairman, President and CEO

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

WHEN	Tuesday, May 3, 2016, 8:00 am Central Time

WHERE	19100 Ridgewood Parkway, San Antonio, Texas 78259

PURPOSE OF MEETING AND AGENDA

At the 2016 Annual Meeting, stockholders will vote:

1.     to elect the ten directors named in the Proxy Statement;

2.     to approve our named executive officers’ compensation in an advisory vote;

3.     to ratify the appointment of our independent registered public accounting firm for 2016; and

4.     on the stockholder proposal set forth in the Proxy Statement, if properly presented at the Annual Meeting.

Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE	Stockholders of record at the close of business on March 11, 2016

VOTING	Your vote is very important. Please submit your proxy or voting instructions as soon as possible, whether or not you plan to attend the meeting. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see the voting methods that are available to you.

ADMISSION TO THE ANNUAL MEETING	All of our stockholders are invited to attend the Annual Meeting. If you attend, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of our common stock, you will also need proof of stock ownership to be admitted. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Failure to bring such document or letter may delay your entry into or prevent you from attending our Annual Meeting. The doors to the meeting room will be closed promptly at the start of the meeting and stockholders will not be permitted to enter after that time.

Sincerely,

KIM K. W. RUCKER

Secretary

March 22, 2016

San Antonio, Texas

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TESORO CORPORATION

2016 PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials (See page 1)

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tesoro Corporation of proxies to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) described below, and at any adjournment or postponement of such meeting.

Meeting Information
Date and Time	Tuesday, May 3, 2016, 8:00 AM Central Time
Location	19100 Ridgewood Parkway, San Antonio, Texas 78259
Record Date	March 11, 2016
Voting	At the close of business on the record date, there were 119,890,566 shares of our common stock outstanding and entitled to vote. The holders of our common stock are entitled to one vote for each share held by them for each director nominee and for each other matter to be voted on. We have no other voting securities outstanding.
Availability of Proxy Materials	This Proxy Statement and accompanying form of proxy are first being made available to stockholders on or about March 22, 2016.

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference for More Information
Election of directors	FOR each nominee	63
Advisory vote to approve our named executive officers’ compensation	FOR	70
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016	FOR	72
Consider and vote on a stockholder proposal, if properly presented at the meeting	AGAINST	72

Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying the contrary will be voted in accordance with the Board’s recommendations.

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Board Nominees (See pages 7 and 63)

Name	Age	Director Since	Occupation and Experience	Committee Memberships
Rodney F. Chase	72	2006	Former Energy Industry Executive Boards: Hess Corporation	Audit (Chair), Governance
Edward G. Galante	65	2016	Former Senior Vice President and Member of the Management Committee of ExxonMobil Corporation Boards: Celanese Corporation, Clean Harbors, Inc., Praxair, Inc.	Compensation, EHS&S
Gregory J. Goff, Chairman (1)	59	2010	Chairman, President and CEO of Tesoro Corporation Boards: Polyone Corporation, Tesoro Logistics GP, LLC (the general partner of Tesoro Logistics LP)
Robert W. Goldman	73	2004	Former Senior Vice President and CFO of Conoco, Inc. Boards: BWX Technologies, Inc. , Tesoro Logistics GP, LLC (the general partner of Tesoro Logistics LP)	Audit, Governance
David Lilley	69	2011	Former Chairman, President and CEO of Cytec Industries Inc. Boards: Rockwell Collins, Inc., Public Service Enterprise Group Incorporated	Compensation (Chair), EHS&S
Mary Pat McCarthy	60	2012	Former Vice Chair of KPMG LLP Boards: Mutual of Omaha	Audit, Compensation
J.W. Nokes	69	2007	Former EVP of Worldwide Refining, Marketing, Supply and Transportation of ConocoPhillips; Non-Executive Chairman of Albemarle Corporation Boards: Albemarle Corporation, Post Oak Bank, N.A.	Compensation, EHS&S (Chair)
Susan Tomasky, Lead Director	62	2011	Former President of AEP Transmission Boards: Public Service Enterprise Group Incorporated, Summit Midstream Partners GP, LLC (the general partner of Summit Midstream Partners, LP)	Governance (Chair) , Ex Officio Member of all other Committees (2)
Michael E. Wiley	65	2005

Former Chairman of the Board, President and CEO of Baker Hughes Incorporated

Boards: Bill Barrett Corporation, Post Oak Bank, N.A. , Tesoro Logistics GP, LLC (the general partner of Tesoro Logistics LP)

				Compensation, EHS&S
Patrick Y. Yang	68	2010	Former Head of Global Technical Operations of F. Hoffmann-La Roche, Ltd. Boards: Codexis, Inc., Amyris, Inc, Pharma Essentia Corporation	Audit, Governance
(1)	As our CEO and President, Mr. Goff is our only non-independent director
(2)	As Lead Director, Ms. Tomasky serves as an ex officio member of all committees on which she does not serve. Whenever possible, she actively participants, but does not vote, in such meetings.

Snapshot of 2016 Director Nominees
All Director nominees exhibit
• A high level of integrity	• Strong leadership skills	• Knowledge of corporate governance requirements and practices
• A proven record of success	• Innovative approaches to challenging issues

Our Director nominees bring a balance of relevant skills to our boardroom	Our Director nominees exhibit an effective mix of diversity, experience and fresh perspective

Senior Leadership Experience: 10 directors

Risk Management Experience: 9 directors

International Experience: 9 directors

Strategic Planning Experience: 7 directors

Extensive Industry Experience: 6 directors

High Level of Financial Expertise: 6 directors

Average Tenure: 6 1⁄2 years Average Age: 66 years Gender Diversity: 20% women

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Governance Highlights (See page 7)

As part of Tesoro’s commitment to high ethical standards, our Board follows sound governance practices.

Director Independence

•      9 out of our 10 director nominees are independent

•      Our CEO is the only management director

•      All of the Board Committees are composed exclusively of independent directors

•      The independent directors regularly hold executive sessions, led by the independent Lead Director

Independent Lead Director

•      The independent directors have selected Susan Tomasky to serve as independent Lead Director

•      Among other responsibilities, the independent Lead Director:

¡         Serves as liaison, and coordinates communications and activities, between the other independent directors and management

¡         Works with the Chairman in setting the Board agenda by taking into consideration the objectives of management as well as the needs of the Board and its individual committees

¡          Works with the independent directors to establish and approve appropriate annual goals and objectives for the Chairman, and communicates to the Chairman the results of the formal evaluation conducted by the independent directors of the Chairman’s performance pertaining to established goals and objectives

¡          Acts as an ex officio member of all committee of which she is not already a member, actively participating in such meetings whenever possible

¡         Leads the recruitment and selection of new Board members with the Chairman

¡         Serves as an additional point of contact for stockholders, and communicates with stockholders in those circumstances where the Board determines that direct communication between the Board and stockholders is appropriate

TSO Directors on TLGP Board

•      In the spring of 2015, Mr. Goldman and Mr. Wiley were both appointed to serve on the Board of Directors of Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP; our Board believes that service by each of them on both Boards of Directors provides additional cohesiveness in strategies and oversight

Board Oversight of Risk Management	• The Board oversees risk management, focusing on our most significant risks
Stock Ownership Requirements	• Stock ownership requirement for CEO of 6x annual base salary • Stock ownership requirements for all directors and members of our executive management team

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Board Practices

•      Our Board and each of its Committees annually conduct an evaluation of their performance

¡        Periodically enlist a third party to facilitate assessment and identify opportunities for improved individual and Board performance

•      The Governance Committee reviews criteria for Board membership with the Board and considers changes as needed so that our Board as a whole continues to reflect the appropriate mix of skills and experience

•      Directors who turn 75 must tender a resignation for consideration by the Board and, unless specifically waived by the Board, such resignation will become effective at the next annual meeting after reaching age 75

Accountability	• All directors stand for election annually • In uncontested elections, directors must be elected by a majority of votes cast
Stockholder Engagement and Investor Outreach

•      In the spring of 2016, Ms. Tomasky, as independent Lead Director, wrote a letter to each of our institutional stockholders known to have held more than 0.5% of our outstanding stock as of January 29, 2016 (which constituted slightly over 55% of our outstanding shares), inviting them to participate in one-on-one meetings with her to foster the Company’s efforts at stockholder engagement.

•      We conduct investor outreach throughout the year to see that management and the Board understand and consider the issues that matter most to our stockholders and enable us to address them effectively.

For Tesoro, 2015 continued our multi-year transformation through distinctive performance. 2015 was also a year of strong financial performance for Tesoro, as shown below.

Revenue: $28.8 billion	Earnings Per Diluted Share from Continuing Operations: $12.39 a 186% increase from 2014	Dividends to Shareholders: $1.85 Per share	Return of Earnings to Shareholders: $872 million through stock repurchases and dividends	Total Shareholder Return: 45%

For more detail, please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

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2015 Executive Compensation Highlights (See pages 20 and 39)

CEO: Gregory J. Goff (CEO since May 2010; Chairman of the Board since December 2014)

CEO 2015 Total Direct Compensation:

Base Salary: $1.6 million

Annual Incentive: $4.1 million

Long-Term Incentives: $10 million

What We Do	What We Don’t Do

•      Align Executive Pay with Company Performance

•      Use Rigorous Performance Goals

•      Grant Performance-Based Long-Term Incentives

•      Cap Incentive Awards

•      Maintain Stock Ownership Guidelines

•      Analyze Executive Compensation Risk

•      Retain an Independent Compensation Consultant

•      Impose a Clawback Policy

•      Mitigate Potential Dilution from Equity Awards

•      Guarantee Payouts on Performance-Based Awards

•      Provide Employment Agreements

•      Pay Dividend Equivalents on Unvested Long-Term Incentives

•      Pay Tax Gross Ups

•      Provide Executive Perquisites

•      Allow Pledging or Hedging of Company Stock

Say-on-Pay: At our 2015 Annual Meeting of Stockholders, our stockholders provided an advisory vote to approve the compensation program for our named executive officers (“NEOs”) disclosed in our 2015 proxy statement. Stockholders expressed substantial support for the compensation program for our NEOs, with approximately 93% of the votes cast voting in favor of the proposal.

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GENERAL INFORMATION ABOUT THE 2016 ANNUAL MEETING AND PROXY MATERIALS

We are providing this Proxy Statement and related materials because our Board of Directors is soliciting your proxy to vote shares at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 3, 2016, beginning at 8:00 AM Central Time at our principal executive offices, 19100 Ridgewood Parkway, San Antonio, Texas 78259, and at any adjournment or postponement of the meeting.

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we solicit your proxy to vote your shares on your behalf. A proxy is your legal designation of another person to vote the stock you own. When you vote by Internet or telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Annual Meeting. These two officers are D. Jeffrey Haffner and Carrie P. Ryan, each with full power to act without the other and with full power of substitution.

2.	Why did I receive a one-page notice (sometimes referred to as an “E-Proxy Notice”) regarding the Internet availability of proxy materials instead of printed proxy materials?

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Unless you have previously signed up to receive your materials in paper form, you will receive a document entitled Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and will not receive a printed copy of the proxy materials or the annual report to stockholders unless you specifically request them. Instead, the Notice of Internet Availability contains instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report, and how to submit your proxy on the Internet. Instructions for requesting printed proxy materials are also included in the Notice of Internet Availability. This process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the meeting. Set forth below is a summary of delivery methods:

•	Stockholders who previously signed up to receive proxy materials electronically: If you previously signed up to receive our proxy materials electronically, we will send the Notice of Internet Availability to you via e-mail, to the last e-mail address you have supplied, on or about March 22, 2016. You will continue to receive these materials via e-mail until you elect otherwise.

•	Stockholders who previously signed up to receive future proxy materials in printed format by mail: If you previously submitted a valid election to receive all proxy materials in printed format, then we will send you a full set of proxy materials, including our Annual Report. We will begin mailing these materials on or about March 22, 2016.

•	All other stockholders: If you have not submitted any elections, we will send you a printed Notice of Internet Availability by mail. We will begin mailing Notices of Internet Availability on or about March 22, 2016.

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3.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

These terms describe how your shares are held.

•	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you.

•	If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to our proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

4.	How do I attend the meeting in person? What do I need to bring?

IMPORTANT NOTE: If you plan to attend the annual meeting, you must follow these instructions to gain admission.

All of our stockholders are invited to attend the Annual Meeting. If you attend our Annual Meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of our common stock, you will also need proof of stock ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Failure to bring such documentation may delay your entry into or prevent you from attending our Annual Meeting. The doors to the meeting room will be closed promptly at the start of the meeting, and stockholders will not be permitted to enter after that time.

Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A large number of stockholders may wish to speak at our Annual Meeting. Our Board and management appreciate the opportunity to hear the views of stockholders and participants, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available and only stockholders or their valid proxy holders may address our Annual Meeting.

5.	How do I vote?

If you are a stockholder of record you may use any of these methods to vote:

Vote by Internet, by going to the web address www.proxypush.com/tso and following the instructions for Internet voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by Internet must be received by 11:59 PM Eastern Time on May 2, 2016. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 PM Eastern Time on April 28, 2016.

Vote by Telephone, by dialing 1-866-390-9971 and following the instructions for telephone voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by telephone must be received by 11:59 PM Eastern Time on May 2, 2016. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 PM Eastern Time on April 28, 2016.

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Vote by Mail, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you received a Notice of Internet Availability and would like to vote by mail, follow the instructions on the Notice of Internet Availability to request a paper copy of the proxy materials. Your vote by mail must be received by 11:59 PM Eastern Time on May 2, 2016. If your shares are held in the Tesoro Corporation Thrift Plan or Tesoro Corporation Retail Savings Plan, your vote must be received by 11:59 PM Eastern Time on April 28, 2016. If you vote by Internet or telephone, please do not mail your proxy card.

Vote in Person, by attending the Annual Meeting. Please refer to the instructions provided on the proxy card or Notice of Internet Availability. Please note that if your shares are held in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan, you may not vote in person at the Annual Meeting; instead you will need to submit your vote through one of the ways described above.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner.

6.	What if my shares are held in the Tesoro Corporation Thrift Plan or Retail Savings Plan?

Participants in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan may instruct Fidelity Management Trust Company, as trustee for such plans, how to vote all shares of our common stock allocated to their accounts. If a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan does not instruct Fidelity Management Trust Company how to vote, the shares of our common stock allocated to such participant’s accounts will not be voted.

7.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choices for each matter on the proxy card. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. Except as noted above with respect to shares held in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan, if your properly executed proxy does not contain voting instructions, the proxies will vote your shares in accordance with the voting recommendations of the Board as follows:

•	FOR the election of each of the ten nominees for director;

•	FOR the approval of the advisory vote to approve our named executive officers’ compensation;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

•	AGAINST the stockholder proposal set forth in this Proxy Statement, if properly presented at the Annual Meeting.

8.	What if I am a beneficial owner and do not give voting instructions to my broker, bank or other nominee?

A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the

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proposals and does not have discretionary authority to vote in the absence of instructions. Under NYSE rules, brokers are not permitted to vote on any of the matters to be considered at the Annual Meeting (other than the ratification of the appointment of the independent registered public accounting firm) without instructions from the beneficial owner. As a result, your shares will not be voted on any matter other than the ratification of the appointment of the independent registered public accounting firm unless you affirmatively vote your shares in one of the ways indicated by your broker, bank or other nominee.

9.	Can I revoke or change my vote?

If you are a stockholder of record, whether you vote by telephone, Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	Submit a new proxy card bearing a later date;

•	Vote again by telephone or the Internet at a later time;

•	Give written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attend the Annual Meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Any change or revocation of your proxy must be received by the deadlines set forth in Question 5 above or, for notice to our Secretary, before the meeting.

If you are a beneficial owner, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

10.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of a majority of shares outstanding on the record date are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including abstentions and broker non-votes (described above).

11.	What votes are necessary for action to be taken at the meeting?

Our Bylaws include a majority vote standard for uncontested director elections. Since the number of nominees does not exceed the number of directors to be elected at the Annual Meeting, the election of each director nominee requires a majority of the votes cast at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes will have no effect on the outcome of the director vote.

Approval of each of the other proposals that will be voted on at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. For each proposal other than the election of directors, abstentions will have the same effect as “AGAINST” votes, and broker non-votes will have no effect on the outcome of the votes.

12.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

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The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote, and will count all votes and ballots cast “FOR” and “AGAINST” and any abstentions and broker non-votes with respect to all proposals, and will determine the results of each vote.

13.	How are proxies solicited, and what are the costs of proxy solicitation?

We pay all of the costs of the solicitation of proxies, including preparing, printing and mailing this Proxy Statement and the Notice of Internet Availability. Solicitation may be made personally or by mail, telephonic or electronic data transfer by officers, directors and employees of the company (who will not receive any additional compensation for any solicitation of proxies).

We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated (“Innisfree”), to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay Innisfree its customary fees, estimated not to exceed $11,000, and will reimburse Innisfree for certain expenses. We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of our proxy materials and will reimburse them for their costs in sending the materials.

14.	Will any other matters be presented at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals set forth in this Proxy Statement. However, if any other business is properly presented at the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

15.	Where can I access the Annual Report?

We will provide without charge a copy of our Annual Report on Form 10-K, including financial statements and schedules, for the fiscal year ended December 31, 2015, upon the written request of any stockholder to Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259, Attention: Investor Relations.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 3, 2016: This Proxy Statement and our 2015 Annual Report are also available at www.proxydocs.com/tso.

16.	What is householding? If I have multiple stockholders at my address, how can I get additional copies of proxy materials?

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy statement and annual report, or Notice of Internet Availability, as applicable, until such time as one or more of these stockholders notifies us that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of our stock may deliver only one copy of the proxy statement and annual report, or Notice of Internet Availability, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

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If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, or Notice of Internet Availability, please notify us by calling our Investor Relations Department at 1-800-837-6768 or by sending a written request to our Corporate Secretary at the address listed on page 75, and we will promptly deliver a separate copy of these materials. Record owners who are receiving multiple copies and wish to receive only one, please call our Investor Relations Department at the number listed above or send a written request to our Corporate Secretary at the address listed on page 75. Beneficial owners who are receiving multiple copies and wish to receive only one, should notify their broker, bank or other nominee.

18.	Will the company announce the voting results?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of our Board of Directors are Rodney F. Chase, Edward G. Galante, Gregory J. Goff, Robert W. Goldman, David Lilley, Mary Pat McCarthy, J.W. Nokes, Susan Tomasky, Michael E. Wiley and Patrick Y. Yang. Specific information about each of the other directors’ experience and qualifications can be found beginning on page 63 under “Items to Be Voted On – Proposal No. 1 – Election of Directors.” Our Corporate Governance Guidelines provide that all members of the Board are expected to attend our Annual Meeting of Stockholders, and all nine directors then serving on the Board attended the 2015 Annual Meeting of Stockholders.

Director Experience and Qualifications; Director Nomination Process

The Board believes that it, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business. Accordingly, the Board and the Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The Governance Committee also develops and maintains a long-term plan for Board composition that takes into consideration the current strengths, skills and experience on the Board; the Company’s director retirement policy; and the strategic direction of the Company.

The Governance Committee is responsible for reviewing with the Board on an annual basis the criteria for Board membership in the context of the current makeup of the Board. These criteria include diversity, education, skills, integrity, leadership and judgment all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, Board members generally should have knowledge of our industry and should have a background that demonstrates an understanding of the financial and operational aspects, including the associated risks, of a large and complex company. The Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when recommending director nominees to the Board.

In evaluating director candidates, and considering incumbent directors for renomination, the Board and the Governance Committee consider a variety of factors, including each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of our needs. Each director candidate must supply information concerning these factors by completing and submitting a Director and Officer Questionnaire, as required by our Bylaws. For incumbent directors, the factors include preparedness and past performance on the Board. Among other things, the Board believes it is beneficial to have individuals with the following skills and experiences on the Board:

•	Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

•	Knowledge of our industry, particularly oil refining, logistics operations and retail sales, which is integral to understanding our business and strategy.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing our business strategy and operating plan.

•	Legal experience, for oversight of our legal and compliance matters.

•	Risk management experience, which is critical to the Board’s oversight of our risk assessment and risk management programs.

•	Financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating our capital structure and overseeing the preparation of our financial statements, and internal controls over financial reporting.

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•	Government/regulatory experience, as we operate in a heavily regulated industry that is directly affected by governmental requirements.

•	Strategic planning experience, which is relevant to the Board’s review of our strategies and monitoring their implementation and results.

•	Talent management experience, which is valuable in helping us attract, motivate and retain top candidates for management positions.

•	Public company board service, as directors who have served on other public company boards have experience overseeing and providing insight and guidance to management.

Highlights of the key qualifications and experience of the individual director nominees are set forth under “Items to Be Voted On – Proposal No. 1 – Election of Directors” beginning on page 63.

The Governance Committee periodically considers from time to time suitable candidates for membership on the Board, including candidates recommended by stockholders. Stockholder candidates will be evaluated in accordance with the criteria for director selection described above. With respect to the 2017 Annual Meeting of Stockholders, stockholders wishing to recommend a potential Board candidate for the Governance Committee’s consideration must deliver such recommendation in writing to the Corporate Secretary at the address set forth on page 75 of this Proxy Statement during the period beginning on January 3, 2017, and ending on February 2, 2017, and include the name and contact information of the candidate. Candidates recommended to the Governance Committee in accordance with these procedures also will need to complete a Director and Officer Questionnaire in the form we provide. Stockholders who wish to nominate a director at an annual meeting in accordance with our Bylaws should follow the instructions described below under “2017 Stockholder Proposals.”

Director Independence

The Board of Directors currently consists of ten directors, nine of whom are independent. Mr. Goff, who serves as our President and CEO, is not considered to be independent.

The Board undertook its annual review of director independence in January 2016 and reviewed all relevant relationships of each director nominee, including transactions and relationships between each director or any member of his or her immediate family and us. The purpose of these reviews was to determine whether any of the director nominees had relationships or transactions that were inconsistent with a determination that the nominee is independent. In assessing director independence under the New York Stock Exchange (“NYSE”) standards and our Corporate Governance Guidelines, the Board considered and found to be immaterial, Mr. Chase’s service as a non-executive director of Hess Corporation, which serves as one of our suppliers of crude oil. After reviewing such information, the Board affirmatively determined that each of the following directors has no material relationship with us and has satisfied the independence requirements of the NYSE and our Corporate Governance Guidelines: Ms. McCarthy, Ms. Tomasky and Messrs. Chase, Goldman, Lilley, Nokes, Wiley and Yang. In addition, when Mr. Galante was appointed to the Board in February 2016 (effective March 1), the Board undertook a similar review and determined that Mr. Galante has no material relationship with us and has satisfied the independence requirements of the NYSE and our Corporate Governance Guidelines. The Board previously determined that Steven H. Grapstein, who served on the Board until the 2015 Annual Meeting, was an independent director.

Board Leadership and Committees

Our governance framework permits the roles of Chairman and CEO to be filled by the same or different individuals. This allows the Board flexibility to select the appropriate leadership for the Company based on a number of factors, including the specific needs of the business and what is in the best interest of our stockholders at a given time. Since December 31, 2014, Mr. Goff has served as Chairman of our Board. The Governance Committee and independent

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directors believe that having the roles of Chairman and CEO combined is the best way to reflect the critical nature of strategic and operational issues in the Board structure and to continue the Company’s increased strength and growth by providing greater clarity and focus regarding our operations, outlook and future strategy for investors, other stakeholders and interested parties. Correspondingly, Ms. Tomasky has served as independent Lead Director since December 31, 2014. The Board believes that this structure, combined with strong, active independent directors, at this time provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The independent directors will continue to periodically evaluate what is the Board’s most effective leadership structure.

Role of the Independent Lead Director

The independent Board members elect the independent Lead Director annually. The Lead Director’s responsibilities include the following:

•      Chairs meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and briefs the Chairman on any substantive concerns, issues or requests arising out of executive sessions and meetings of the independent directors

•      Works with the Chairman in setting the Board agenda by taking into consideration the objectives of management as well as the needs of the Board and its individual committees

•      Works with the Chairman and the General Counsel and Secretary to prepare Board and annual meeting schedules

•      Works with the independent directors to establish and approve appropriate annual goals and objectives for the Chairman, and communicates to the Chairman the results of the formal evaluation conducted by the independent directors of the Chairman’s performance pertaining to established goals and objectives

•      Acts as a liaison between the independent directors and the Chairman and other members of management, and facilitates proper flow of information to the Board

•      Acts as an ex officio member of all committee of which she is not already a member, actively participating in such meetings whenever possible

•      Leads the recruitment and selection of new Board members with the Chairman

•      Maintains a close relationship of trust and mentorship with the Chairman, providing advice and support while respecting executive responsibility

•      Serves as an additional point of contact for stockholders, and communicates with stockholders in those circumstances where the Board determines that direct communication between the Board and stockholders is appropriate

The Board of Directors met eleven times during 2015. At seven of such meetings, the independent directors met in executive session, chaired by Ms. Tomasky, who served as the independent Lead Director of the Board during 2015. It is the general practice of the Board to meet in executive session, led by the independent Lead Director without Mr. Goff or any other members of management present, at each of the regularly scheduled meetings of the Board.

The Board has the following standing committees: Audit Committee, Compensation Committee, Environmental, Health, Safety & Security Committee, and Governance Committee. Each director attended more than 75% of the meetings of the Board and committees on which such director served (held during the period of such director’s service) during 2015. The current membership of the Committees and the primary responsibilities of each committee, are shown below. Although primary responsibilities may be assigned to a committee, the Board receives regular, detailed reports from each of its committees and engages in additional discussion and oversight regarding matters of particular concern or importance.

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Current Committee Members / # of Meetings held in 2015	Primary Responsibilities
AUDIT (a)(b)(c)(d)	• Appoints and oversees the independent registered public accounting firm, including its qualifications, independence and performance
Mr. Chase (Chair) Mr. Goldman Ms. McCarthy Mr. Yang 7 Meetings in 2015

•    Reviews the scope and results of the audit to be conducted by the independent registered public accounting firm

•    Oversees our corporate accounting and financial reporting practices, including the quality and integrity of our financial statements

•    Oversees the organization, scope and performance of our internal audit function, including the annual internal audit plan

•    Oversees the adequacy and effectiveness of our internal controls over financial reporting, including computerized information system controls and security addressing business and financial information, and any instances of fraud that involve management or other employees who have a significant role in the Company’s internal controls; as part of this responsibility, the Audit Committee meets regularly with the chief financial officer, chief information officer and controller regarding our technology systems and cyber-security detection and defense measures

•    Oversees compliance with legal and regulatory requirements and discusses with the General Counsel major litigation that could reasonably impact the Company’s financial results or cash flows

•    Reviews our tax strategies and the implications of tax law changes

•    Reviews our policies with respect to risk assessment and risk management, as well as our major financial risk exposures and steps undertaken to control them, including mitigations and controls designed to limit our exposure to commercial and commodities risks

•    Considers and recommends to the Board specific financing, dividends and stock repurchase actions, as well as major unbudgeted capital investments

•    Oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of concerns regarding fraud or questionable accounting or auditing matters; meets regularly with the business compliance officer to discuss allegations regarding such matters, as well as claims regarding potential violation of the Company’s Code of Business Conduct

COMPENSATION (a)(b)(d)

•    Oversees our overall compensation philosophy and reviews industry pay practices, including governmental and regulatory developments

•    Together with the other independent directors, led by the Lead Director, annually reviews and approves goals and objectives relevant to the compensation of the CEO

•    Reviews and approves all aspects of direct and indirect compensation for our CEO and other members of our senior management

•    Reviews and approves the selection of peer group companies for comparative purposes for benchmarking compensation, equity and benefit decisions

•    Reviews and approves employment and severance arrangements and change-in-control plans affecting compensation and benefits of the CEO and senior management

•    Approves and oversees the administration of incentive compensation programs, including all equity-based incentives and cash-based annual incentive programs

•    Oversees tax-qualified and non-qualified retirement plans and post-retirement health and welfare benefit plans

•    Oversees the assessment of risk associated with our compensation programs (such as the 2015 Incentive Compensation Program discussed in “Compensation Discussion and Analysis – Elements of Executive Compensation / Pay for Performance” and our commercial trader compensation program)

Mr. Lilley (Chair) Mr. Galante Ms. McCarthy Mr. Nokes Mr. Wiley 8 Meetings in 2015
ENVIRONMENTAL, HEALTH, SAFETY & SECURITY (a)(d)

•    Reviews and approves at least annually our environmental, health, safety and security policies

•    Reviews management’s programs for compliance with our environmental, health, safety and security policies, applicable laws and regulations

•    Reviews periodically with management its environmental, health, safety and security activities with respect to significant legal matters, and emerging or proposed laws or regulations that may have a material effect on our financial results or operations

•    Reviews and assesses periodically our significant environmental, health, safety and security liabilities reported in the financial statements

•    Reviews periodically significant capital expenditures that may have a material environmental, health, safety or security impact or risk exposure

Mr. Nokes (Chair) Mr. Galante Mr. Lilley Mr. Wiley 5 Meetings in 2015

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Current Committee Members / # of Meetings held in 2015	Primary Responsibilities
GOVERNANCE (a)

•    Recommends candidates for election to the Board

•    Develops and recommends to the Board the criteria for identifying and evaluating director candidates

•    Oversees the annual evaluation of the Board and the committees of the Board

•    Reviews and makes recommendations to the Board regarding the size, leadership structure, organization, composition and functioning of the Board, and the committees of the Board

•    Reviews and recommends to the Board compensation for non-employee directors

•    Oversees new director orientation and continuing education for directors

•    Reviews succession plans for our CEO

•    Reviews our charitable and direct and indirect political contributions

•    Oversees the administration of our related party transaction policies and procedures

Ms. Tomasky (Chair) Mr. Chase Mr. Goldman Mr. Yang 7 Meetings in 2015
(a)	The Board has determined that all members of this Committee meet the independence requirements of the NYSE.
(b)	The Board has determined that all members of the Audit Committee and the Compensation Committee meet the additional independence requirements of the NYSE and SEC, as applicable.
(c)	The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that Mr. Chase, Mr. Goldman and Ms. McCarthy each qualify as an “audit committee financial expert,” as defined by SEC rules. No member of the Audit Committee serves on the audit committees of more than three public companies, including ours.
(d)	Effective May 7, 2015, Ms. Tomasky ceased to serve on the Audit Committee in order to focus more of her efforts on her role as independent Lead Director. In connection with his election to the Board, Mr. Galante was appointed to serve on the Compensation Committee and the Environmental, Health, Safety & Security Committee effective March 1, 2016. Effective March 14, 2016, Mr. Yang ceased to serve on the Environmental, Health, Safety & Security Committee and began serving on the Audit Committee.

As independent Lead Director, Ms. Tomaksy’s serves as an ex officio member of all committees on which she does not serve. Whenever possible, she actively participates, but does not vote in, such meetings.

Board and Committee Performance Self-Evaluations

Each year, our directors evaluate the performance of the Board and each committee on which they serve. As part of Board self-evaluation process, the directors are asked to provide feedback on the Board’s role and effectiveness, relations with management, composition and meetings. Each committee is also asked to consider its role and responsibilities articulated in the committee charter, the composition of the committee and the committee meetings. The self-evaluation responses and comments are compiled by the Corporate Secretary and presented to the Governance Committee for initial review. The responses and comments are also presented to each committee and the full Board for discussion. In addition, our Governance Committee charter and Corporate Governance Guidelines provide that periodically, but not less than once every three years, the Governance Committee will retain a third party to conduct the performance evaluation of the Board.

Board of Directors’ Role in Succession Planning

The Board of Directors is responsible for succession planning for the Board, as well as senior management. In addition to routine succession planning efforts by the Board and Governance Committee throughout the year, the full Board engages in a comprehensive management succession planning exercise at least once each year in which it analyzes potential succession candidates across all senior management positions. Although the Board focuses on the senior management team and CEO succession, directors also discuss the talent pipeline for other key roles in the Company. As part of this exercise, the Board reviews skills, competencies and readiness levels of succession candidates and reviews development plans presented by management to ensure that management succession candidates are adequately prepared for planned transitions.

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The Board endeavors to regularly refresh its membership through a combination of adding or replacing directors to achieve the appropriate balance of longer-term directors with deep institutional knowledge of the refining, marketing and logistics business and adding directors who bring a diversity of perspectives and experience. For example, because we have several long-tenured directors who are reaching the retirement age discussed above, the Board increased its size to ten directors effective March 1, 2016 and appointed Mr. Galante to the Board. Mr. Galante brings a great deal of industry experience to our Board, as further described in his biography on page 64.

Recent Corporate Governance Enhancements

We continuously look for ways to improve our corporate governance and increase value to our stockholders. Among the improvements made this year is our appointment of two of our directors, Robert W. Goldman and Michael E. Wiley, to the board of directors of Tesoro Logistics GP, LLC (“TLGP”), the general partner of Tesoro Logistics LP. This change has improved the communication between the two boards, increased the TLGP Board industry expertise and financial expertise, and expanded our strategic view. We believe this governance change will foster cohesive strategy and oversight, which will create value to stakeholders at both companies.

We highly value the input and insights of our stockholders, and we take pride in the quality, knowledge and engagement of our stockholder base. This year our Governance Committee adopted improvements to our Corporate Governance Guidelines intended to enhance our communication with our stockholders. In line with this expanded vision, in the spring of 2016, Ms. Tomasky, our independent Lead Director, wrote a letter to each of our institutional stockholders that was known to have held more than 0.5% of our outstanding stock as of January 29, 2016 (which constituted slightly over 55% of our outstanding shares), inviting them to participate in one-on-one meetings with her to share their priorities and insights.

Corporate Governance Documents

We have a long-standing commitment to good corporate governance. We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes.

•	Copies of the Corporate Governance Guidelines and charters of our Board committees are posted on our website at www.tsocorp.com under the heading “Investors” and the subheading “Corporate Governance.” Printed copies of these documents are also available upon request to our Corporate Secretary.

We have adopted a Code of Business Conduct and Ethics for Senior Financial Executives that is specifically applicable to the CEO, the CFO, the Controller and persons performing similar functions. In addition, we have a Code of Business Conduct that applies to all of our directors, officers and employees.

•	Both the Code of Business Conduct and Ethics for Senior Financial Executives and the Code of Business Conduct are available on our website at www.tsocorp.com under the heading “Investors” and the subheading “Corporate Governance.” We will post on our website any amendments to, or waivers from, either of our Codes requiring disclosure under applicable rules.

Board Risk Oversight

The Board oversees risk management, focusing on our most significant risks, and the processes that management has established for assessing and managing risk. The Board delegates oversight of certain categories of risk to designated Board committees, which are composed entirely of independent directors. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee and, for our most significant risks, the Board may engage in additional discussion and oversight.

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Audit Committee

•	Oversees and reviews our processes for assessing and managing risk, including guidelines and policies that govern the processes to ensure consistency with our risk assessment and risk management policies

•	Oversees and reviews our major financial risk exposures and the steps management has undertaken to monitor and manage them, as well as financial reporting and internal controls

•	Reviews annual reports from management on the results of the annual review and assessments conducted by management, and discussed below, to identify our annual priority risk profile

•	Reviews regular reports from our Vice President of Internal Audit regarding our audit activities throughout the year

•	Reviews quarterly updates from management on our legal and compliance risks

•	Approves an annual internal audit plan, which incorporates our priority risk management activities

Environmental, Health, Safety & Security (“EHS&S”) Committee

•	Oversees environmental, health, safety and security risks and reviews our policies, performance and practices relating to these risks to our employees and assets, and the communities and environment in which we operate

•	Approves an annual environmental, health, safety and security plan that also incorporates priority risks and receives regular reports throughout the year from management and operating personnel of our activities managing those risks

Audit Committee and EHS&S Committee

•	Annually discusses with management, including members of our Executive Committee, our policies and practices with respect to risk assessment and risk management

•	Reviews regular reports from management throughout the year regarding major risks facing us and the steps management has taken to monitor and manage such risks

Board of Directors

•	Annually discusses with management, including members of our Executive Committee, our policies and practices with respect to risk assessment and risk management

•	Reviews regular reports from management throughout the year regarding major risks facing us and the steps management has taken to monitor and manage such risks

•	At least annually, receives an update from management concerning the status and effectiveness of our risk prevention and mitigation activities, emerging risks and risk assessment and management practices

•	Reviews periodic reports from executive management on our strategic risks

Management Risk Committee

Our management risk committee is comprised of senior level business management leadership from our financial, strategic, governance, administrative and operational functions. This group is chaired by the head of our Enterprise Risk Group and reports to the Company’s Executive Committee (consisting of our President and CEO; Executive Vice President, Operations; Executive Vice President, General Counsel and Secretary; Executive Vice President and CFO; and other senior officers in key areas of our organization). Its functions include the following:

•	Facilitates an annual review by our management and subject matter experts to assess and prioritize the risks facing us
•	Continually interacts with the Enterprise Risk Group, which interacts with various levels of our organization to assess the status and effectiveness of risk prevention and mitigation activities, identify emerging risks and facilitate management’s enhancement of our risk assessment and management practices

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•	Meets periodically throughout the year to review priority risks, risk prevention and mitigation activities and emerging risks and to facilitate management’s continual improvement of monitoring and managing risks
•	Chair of this committee meets periodically with the Executive Committee to report on its activities
•	At least annually, management provides the Board of Directors an update, based on the work of the management risk committee, concerning the status and effectiveness of our risk prevention and mitigation activities, emerging risks and risk assessment and management practices
•	Subcommittees assess and manage specific risks facing us

Risk Considerations in Our Compensation Programs

In August 2015, our management in consultation with the Compensation Committee’s independent consultant performed an annual assessment of the risks associated with our current compensation programs. The Compensation Committee reviewed management’s assessment of the compensation programs which cover our employees, including executives and commercial trading personnel, and discussed the concept of risk as it relates to our compensation programs. The assessment and discussions concluded the following:

•	Tesoro’s compensation programs are designed to reward business results while enabling future success and do not present a material risk to the Company.

•	Appropriate pay philosophy and market comparisons support business objectives.

•	Programs appropriately balance fixed compensation with short-term and long-term variable compensation such that no single pay element would motivate employees to engage in excessive risk taking

•	The characteristics of our annual incentive program design do not encourage behaviors that would create material risk for our company because we base annual incentive awards on:

¡	Corporate, business unit and individual performance goals, with a variety of pre-established performance conditions in each category, thus diversifying the risk associated with any single indicator of performance; and

¡	Financial and non-financial performance targets that are objectively determined by measureable and verifiable results.

•	Our long-term incentive program encourages employees to focus on our long-term success by providing a mix of performance shares and market stock units, each of which rewards employees if we meet specified performance goals or our stock price increases. These awards also incorporate pre-established caps to prevent excessive compensation.

•	Our executive stock ownership guidelines ensure our senior executives maintain a substantial stake in our long-term success, strengthening the alignment between the interests of our executives and our stockholders.

We have established a “clawback” policy that allows the Board to recoup annual and long-term incentive compensation received by a senior executive for misconduct resulting in a material financial restatement. The “clawback” policy is discussed in more detail under the heading “Compensation Discussion and Analysis — Clawback Policy” in this Proxy Statement.

Social Responsibility

Tesoro, including its Board of Directors and management team, is dedicated to operating in a socially responsible manner and our actions are guided by our Core Values and Code of Business of Conduct. Our Social Responsibility Report, which is available on our website at www.tsocorp.com under the heading “Responsibility – Social Responsibility Reports” outlines our commitments to our people and communities, and to operating in a manner that is safe and environmentally responsible.

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Transactions with Related Parties

Except for transactions relating to Tesoro Logistics LP and its subsidiaries, we did not have any transactions with any related party (as described below) requiring disclosure since the beginning of 2015. Our Board has a written related-party transaction policy and procedures that apply to any “interested transaction,” which is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved since the beginning of the last completed fiscal year is or is expected to exceed $100,000, and in which a related party has a direct or indirect material interest. For purposes of the policy, a “related party” includes (1) any person who is or was (since the beginning of the last completed fiscal year), an executive officer, director or nominee for director, (2) any holder of more than 5% of our common stock, and (3) any immediate family member of any of the foregoing.

Our Governance Committee reviews the material facts of all “interested transactions,” and may approve or ratify such transactions, as appropriate. In determining whether to approve or ratify any such transaction, the Governance Committee may consider whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether there are valid business reasons to enter into the transaction, whether the transaction would impair the independence of a director or present an improper conflict of interest for any director or executive officer, and any other factors it deems relevant.

The Chairman of our Governance Committee has the authority to pre-approve or ratify any related-party transaction in which the aggregate amount involved is expected to be less than $1 million. Any such action by the Chairman of our Governance Committee must be reported to our Governance Committee at its next regularly scheduled meeting.

The Governance Committee has reviewed and pre-approved certain categories of transactions under the terms of the policy. Information on transactions subject to pre-approval is maintained by the office of the General Counsel and provided to the Governance Committee for its review at least annually. The types of transactions deemed pre-approved include:

•	employment of executive officers if the compensation is reported in the annual proxy statement or was approved by the Compensation Committee,
•	director compensation,
•	transactions with other companies at which a related party’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues,
•	charitable contributions to an organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the lesser of $1 million or 2% of that organization’s total annual receipts,
•	certain transactions with Tesoro Logistics GP, LLC (the “general partner” or “TLGP), Tesoro Logistics LP (“TLLP”) and their subsidiaries (collectively, the “Tesoro Logistics entities”), as described below,
•	transactions where all shareholders receive proportional benefits,
•	transactions involving another public company with a common institutional shareholder,
•	transactions involving competitive bids,
•	regulated transactions, and
•	certain banking-related services.

Pre-approved transactions with the Tesoro Logistics entities include:

•	cash distributions by TLLP to its unitholders,
•	sales of logistics assets by us to the Tesoro Logistics entities if approved by the Board or in certain situations the CEO,
•	pipeline transportation, trucking, terminal distribution, storage and similar services provided by the Tesoro Logistics entities pursuant to long-term, fee-based commercial agreements with us,
•	ongoing performance of the Omnibus Agreement,

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•	ongoing performance of the Secondment and Logistics Services Agreement or similar agreements under which we provide the Tesoro Logistics entities with certain operational services, and
•	any other transaction between us and the Tesoro Logistics entities for which the annual aggregate amount involved does not exceed $10 million.

Relationship with TLLP

We own (directly and through our affiliates) approximately 36% of the interests in TLLP, including a 2% general partner interest held by TLGP, our wholly-owned, indirect subsidiary. The general partner manages TLLP’s operations and activities through its officers and directors. Mr. Goff, Steven M. Sterin and Charles S. Parrish serve as executive officers of both Tesoro Corporation and TLGP.

Further information about transactions between us, TLLP, and their respective subsidiaries can be found under “Relationship with TLLP” on page 56. Each of those transactions was approved or ratified consistent with our related-party transaction policy.

Engaging with our Board

We value your input and insights, and we seek an open dialogue to understand your concerns and priorities. Effective Board-stockholder communication strengthens our role as an active, informed and engaged Board. While we believe that in most circumstances the CEO and members of senior management are best positioned to speak for the Company, the Board is ultimately responsible for supervising management’s communication and engagement with stockholders. Management reports to the Board on material stockholder comments and the feedback it receives.

There are several ways for you to communicate with our Board. Our Corporate Governance Guidelines require the entire Board to attend the annual meeting, absent exceptional circumstances, and for the chairs of each of our committees to be available to respond to stockholder questions regarding our corporate governance practices and views on executive compensation and stockholder proposals.

Stockholders are also invited to request a meeting with our independent Lead Director or with other Board members as appropriate. We evaluate meeting requests on a case-by-case basis, considering several factors, including the utility of the proposed discussion topic, whether the matter is of general concern to stockholders, how the matter may affect our performance, and whether discussions would likely comply with our duties, regulations and our guidelines. Directors may also participate in investor meetings with management from time to time to elicit stockholder views.

You may communicate with Mr. Goff as Chairman of the Board or with our full Board of Directors by submitting such communication in writing to:

c/o Chairman of the Board of Directors

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

You may communicate with Ms. Tomasky as Lead Director or with the independent members of the Board by submitting such communication in writing to:

c/o General Counsel and Corporate Secretary

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

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In addition, the Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with our Audit Committee may do so by submitting such communication in writing to:

c/o Chairman of the Audit Committee

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

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Compensation of Directors

Director Compensation Program

During 2015, the compensation program for our directors who are not employees included an annual retainer, payable partially in cash and partially in the form of restricted stock units representing the right to receive shares of common stock with dividend equivalent rights (“RSUs”), together with Board and Committee Chair fees, as set forth below. Such RSUs vest one year from the date of grant, which is typically the date of our Annual Meeting of stockholders. We do not pay management directors for Board service in addition to their regular employee compensation.

2015 Non-Employee Director Annual Retainers and Fees (a)
Cash Retainer (a)	$120,000
Equity Grants (b)	$150,000
Independent Lead Director	$75,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Environmental, Health, Safety & Security Committee Chair	$15,000
Governance Committee Chair	$15,000
(a)	In addition to the retainers set forth in the table, we reimburse our directors for travel and lodging expenses that they incur in connection with their attendance at meetings of the Board, meetings of our Board committees and our annual meeting of stockholders.

(b)	Paid in the form of RSUs, which are granted on the date of the annual meeting of stockholders and vest one year from the date of grant.

Directors may elect to defer all or a portion of their cash compensation under the Tesoro Corporation Board of Directors Deferred Compensation Plan. Amounts deferred under such plan accrue interest at the prime rate published in the Wall Street Journal on the last business day of the quarter plus two percentage points.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($)		Total ($)
Rodney F. Chase	140,000	150,517	–	–		290,517
Robert W. Goldman	120,000	150,517	2,435	61,561	(d)	334,513
Steven H. Grapstein (e)	42,258	–	26,294	–		68,552
David Lilley	140,000	150,517	1,201	–		291,718
Mary Pat McCarthy	120,000	150,517	2,840	–		273,357
J.W. Nokes	135,000	150,517	–	–		285,517
Susan Tomasky	210,000	150,517	–	–		360,517
Michael E. Wiley	120,000	150,517	–	61,561	(d)	332,078
Patrick Y. Yang	120,000	150,517	11,424	–		281,941

(a)	Of the fees earned, the following amounts were elected by the director to be deferred pursuant to the Deferred Compensation Plan into the deferred cash account: Mr. Grapstein, $42,258; Mr. Lilley, $140,000, and Mr. Yang, $120,000.

(b)

The amounts in the table reflect the aggregate grant date fair value of RSUs granted during the fiscal year, calculated in accordance with financial accounting standards. $150,000 of each non-employee director’s annual retainer fee was

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granted as 1,689 RSUs on May 7, 2015. The table below reflects the total options, phantom stock units and RSUs outstanding as of December 31, 2015 for each non-employee director.

Director	Total Options Outstanding	Total Phantom Stock Units Outstanding	Total Restricted Stock Units Outstanding
Rodney F. Chase	–	934	1,689
Robert W. Goldman	15,000	1,674	4,532
Steven H. Grapstein	15,000	16,337	–
David Lilley	–	3,777	1,689
Mary Pat McCarthy	–	–	6,989
J.W. Nokes	19,000	742	4,146
Susan Tomasky	–	–	4,349
Michael E. Wiley	9,000	1,226	1,689
Patrick Y. Yang	–	–	6,786

(c)	The amounts shown represent interest credited under the Deferred Compensation Plan exceeding 120% of the applicable federal rate.

(d)	Messrs. Goldman and Wiley were elected to the Board of Directors of Tesoro Logistics GP, LLC (“TLGP”), the general partner of Tesoro Logistics LP effective April 17, 2015. The amounts reflected represent the portion of the annual retainer earned in 2015 and meeting fees paid in 2015 for such service; such retainer is composed solely of cash and neither Mr. Goldman nor Mr. Wiley receives TLLP equity units as compensation for their service as directors of TLGP.

(e)	Mr. Grapstein ceased to be a director effective May 7, 2015.

Director Stock Ownership Guidelines

The Director Stock Ownership Guidelines require directors to own a fixed number of units, currently ranging from 5,066 shares to 8,260 shares. The ownership requirement is based on the first five years of annual equity grants beginning with the date each director joined the Board. Directors who have not reached their individual ownership requirement are required to hold all restricted stock units that vest and distribute into common stock. All current directors either meet these guidelines or are on track to do so within the required time period.

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Executive Compensation – Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) discusses the principles underlying our executive compensation programs and the key executive compensation decisions that were made for 2015. It also explains the most important factors relevant to those decisions. This CD&A provides additional context and background for the compensation earned by and awarded to our named executive officers (“NEOs”), as reflected in the compensation tables that follow the CD&A. Our NEOs for 2015 include the following individuals:

•	Gregory J. Goff, Chairman, President and Chief Executive Officer;
•	Steven M. Sterin, Executive Vice President and Chief Financial Officer;
•	Keith M. Casey, Executive Vice President, Operations;
•	Cynthia J. Warner, Executive Vice President, Strategy and Business Development; and
•	Charles S. Parrish, Executive Vice President (formerly the Executive Vice President, General Counsel and Secretary).

2015 Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, our stockholders provided an advisory vote to approve the compensation program for our NEOs disclosed in our 2015 proxy statement the (“Say-on-Pay Proposal”). Stockholders expressed substantial support for the compensation program for our NEOs, with approximately 93% of the votes cast voting in favor of the proposal. Our Compensation Committee, Board of Directors and executive management team took into consideration this high level of support for our executive compensation programs and continued our existing compensation strategy as a result of the stockholder vote.

In 2015, our Say-on-Pay Proposal garnered 93% support

Executive Summary

Our Compensation Committee believes in pay-for-performance and approves programs that are aligned with corporate and stockholder goals. To attract and retain top talent, total target direct compensation is determined based upon each executive’s experiences, market factors (including the median of the competitive market) and internal comparisons. Payments under our annual incentive and long-term incentive programs are performance-based and dependent on the achievement of annual and long-term goals approved by the Committee or absolute or relative appreciation in the price of our common stock.

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Tesoro Achieved Record Performance in 2015

We achieved record net earnings and strong financial and operating performance in 2015. Our compensation outcomes and decisions reflect this strong performance.

2015 Financial Results

•	Earnings per diluted share from continuing operations increased 86% from 2014 results
•	Dividends per share increased by 68% compared to 2014 results
•	Cash distributions received from TLLP increased by 70% from 2014 amounts to $148 million
•	Our year-end cash balance was $942 million
•	Our year-end debt to capitalization ratio (excluding TLLP) was 19%
•	Our net cash from operating activities increased 56% from 2014 results to $2.1 billion

2015 Business Results (Highlights)

•	Top Tier personal safety and process safety performance
•	Fully integrated and captured synergies from the natural gas gathering, processing, treating and transportation and crude oil gathering assets acquired by TLLP from QEP Field Services Company, continuing TLLP’s transformation into a full-service logistics company with revenue diversification
•	Achieved 93% refining utilization, despite the impact of work stoppages in the spring of 2015
•	Continued to drive business improvements across company, including capital and non-capital improvement initiatives, margin improvement initiatives, synergies related to asset acquisitions and similar projects and initiatives

In light of our business results described above and other considerations, the Compensation Committee’s key decisions in 2015 and early 2016 included:

Pay Element	2015 Actions
Base Salaries	Approved base salary increases ranging from 3.7% to 12.5% in February 2015 for each of our named executive officers as a result of the Compensation Committee’s review of competitive market data and individual performance.
Annual Incentives	Paid 2015 annual incentive program awards in March 2016 to all of our NEOs. Our operating performance and the Compensation Committee’s decisions regarding special items resulted in payouts for our NEOs between 150% and 155% of target.
Long-Term Incentive Awards

Granted awards in February 2015, which included the following types of awards, each with a three-year performance period:

•      performance shares based on relative total shareholder return;

•      market stock unit (“MSU”) awards that will become eligible for vesting based on our stock price performance over the performance period; and

•      for those NEOs serving as directors of TLGP (Messrs. Goff, Casey, Sterin, and Parrish), awards also included performance-based phantom unit awards through the Tesoro Logistics LP 2011 Long Term Incentive Plan.

The Compensation Committee believes the actions described above clearly demonstrate our commitment to implementing and executing results-oriented compensation programs that are market-competitive and reflect good corporate governance practices.

Summary of Sound Executive Compensation Practices

In conjunction with our strategic priorities and compensation philosophy, our executive compensation programs effectively align the interests of our NEOs with our stockholders.

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What We Do

Align Executive Pay with Company Performance

We reward our executives for delivering value to stockholders while reducing or eliminating overall compensation levels if we do not achieve our goals or consistently underperform our peers.

Use Rigorous Performance Goals

We use objective performance-based goals in our annual incentive plan that are rigorous and designed to motivate executive performance. As an example, one of the key metrics under our annual incentive compensation program is EBITDA performance on a margin neutral basis. This excludes the impact on our refining margins of fluctuations in commodity prices, over which management has little influence and avoids over-rewarding executives in periods when margins are high relative to those assumed in our annual business plan.

Grant Performance-Based Long-Term Incentives Executives are granted equity incentives tied to stock price performance measured on both an absolute and relative basis.
Cap Incentive Awards Awards under both our annual and long-term incentive plans are capped at 200% of target.

Maintain Stock Ownership Guidelines

Our executive stock ownership guidelines ensure our senior executives maintain a substantial stake in our long-term success, strengthening the alignment between the interests of our executives and our stockholders.

Analyze Executive Compensation Risk

Our Compensation Committee, together with management and our independent consultant, annually review our compensation programs to see that they do not encourage imprudent risk.

Retain an Independent Compensation Consultant

Our Compensation Committee has engaged Frederic W. Cook & Co., which it has determined is independent, to review our compensation practices, compare our executive compensation to that of our peers and advise us of good practices regarding compensation matters.

Impose a Clawback Policy

Our compensation recoupment or “clawback” policy provides that in the event of a material restatement of financial results due to misconduct, our Board will seek to recoup such compensation to any SVP or above whose misconduct caused or significantly contributed to the material restatement.

Mitigate Potential Dilution from Equity Awards

Our Board has authorized us to purchase shares of our common stock in open market transactions to offset the dilutive effect of stock-based compensation awards and to meet our obligations under employee benefit and compensation plans.

What We Don’t Do

Guarantee Payouts on Performance-Based Awards We do not provide performance-based cash or equity awards for unmet performance goals and have no minimum guaranteed payout.
Provide Employment Agreements We do not have individual employment contracts with our executive officers.
Pay Dividend Equivalents on Unvested Long-Term Incentives We do not pay dividend equivalents on unvested or unearned performance share awards.
Pay Tax Gross Ups We do not provide tax reimbursements to our executive officers.
Provide Executive Perquisites Our executive officers are generally not entitled to any special perquisites, with the exception of relocation benefits.
Allow Pledging or Hedging of Company Stock We prohibit our directors, officers and employees from pledging or hedging company securities.

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Compensation Philosophy

Our compensation philosophy is to offer competitive compensation and benefit programs that will attract and retain the talented executives and employees who are critical to executing our strategic priorities and who exemplify our core values.

Our executive compensation programs are comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial and operational objectives, as well as the performance of our stock.

Our executive compensation programs are designed around the following concepts:

•	Rewarding leaders for delivery of outstanding business results and driving a performance-oriented culture;

•	Promoting and sustaining exceptional performance over time to generate long-term growth in stockholder value; and

•	Leading in accordance with our guiding principles, which are core values, exceptional people, shared purpose, powerful collaboration and superior execution.

Our approach allows us to reward our executives for delivering value to stockholders while reducing or eliminating overall compensation levels if we do not achieve our goals or consistently underperform our peers.

Our Compensation Committee and Compensation Decision-Making Process

All compensation actions for our CEO and other NEOs are approved by our Compensation Committee. The CEO; the Senior Vice President and Chief Human Resources Officer; the Vice President, Compensation, Benefits and Human Resource Information Systems; and either the General Counsel or one of our Assistant Secretaries attend regular Committee meetings and provide information, analysis, additional perspective, and proposals for changes, as requested.

The Committee meets, together with the Committee’s compensation consultant, outside the presence of the NEOs and all other executive officers to consider appropriate compensation for our CEO, taking into consideration an annual review of the CEO’s performance by the independent members of the Board. The Board and our CEO mutually agree upon a list of individual goals during the first quarter each year and the CEO formally reviews his performance against the goals with the Board during the year and after the close of the fiscal year. The independent Board members, led by Ms. Tomasky as Lead Director, evaluate the CEO’s performance. The Committee uses this performance evaluation, market data and input from its compensation consultant to make key decisions regarding the CEO’s base salary, annual cash incentive award payout and long-term equity incentive awards.

Overall target compensation and grants of long-term equity incentive awards for other members of senior management, including the other NEOs, are generally based on market data as described below under the heading “Comparative Analysis” and internal equity considerations. Each year, the CEO completes an evaluation of each NEO’s performance, taking into consideration factors such as leadership in accordance with our guiding principles, financial and operational results, individual contributions in obtaining those results and achievement of individual goals. Our CEO then makes annual recommendations to the Committee on the base salary, short-term compensation and long-term equity incentive awards for members of senior management. The CEO’s recommendations, our financial and operational results for the prior fiscal year as well as the comparative analysis described below under the heading “Comparative Analysis”, are considered by the Committee when making decisions on adjusting base salaries, setting annual cash incentive targets, making discretionary adjustments under our annual cash incentive program and awarding long-term equity incentives.

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Compensation Consultants

Role of the Compensation Consultant

The Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) during fiscal 2015 as compensation consultant. FW Cook reviews our compensation practices and advises the Compensation Committee on regulatory developments and market trends related to executive compensation practices. In particular, FW Cook provided research, data analyses, survey information and design expertise in developing our compensation programs. This advice assisted the Compensation Committee in creating incentives for short-term and long-term performance and mitigating risk to the Company. FW Cook also assisted in the preparation of our peer group analysis, as discussed in further detail below under the heading “Comparative Analysis.” FW Cook’s counsel is given serious consideration as part of the Compensation Committee’s decision-making process, but FW Cook does not determine the exact form or amount of executive compensation for any of our executives or directors.

Selection and Independence

The Compensation Committee ensures that its compensation consultant meets the independence standards of the New York Stock Exchange. During fiscal 2015, FW Cook provided no services to us other than its work providing executive compensation advice to the Compensation Committee.

In February of 2015 and 2016, the Compensation Committee considered the following six factors with respect to FW Cook:

•	the provision of other services to us by FW Cook;

•	the amount billed to us by FW Cook, as a percentage of the total revenue of FW Cook;

•	the policies and procedures of FW Cook that are designed to prevent conflicts of interest;

•	any business or personal relationship of the FW Cook consultants with members of the Compensation Committee;

•	any of our stock owned by the FW Cook consultants; and

•	any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

After considering the foregoing factors, the Compensation Committee determined that FW Cook is independent and the work of FW Cook with the Compensation Committee for fiscal 2015 has not raised any conflicts of interest.

Comparative Analysis

For determining pay decisions during fiscal 2015, we used a compensation peer group developed in coordination with FW Cook. The compensation peer group was developed based upon the guiding principles that the compensation peer group should include a sufficient number of companies to minimize year-over-year volatility in compensation data; selection criteria should be objective where possible and include similar scale, industry, and business characteristics that reflect our current circumstances as well as our business direction; and companies should be US-based to facilitate compensation comparisons.

Based on the principles outlined above, the following selection criteria to develop the compensation peer group were used:

•	Asset/Capital intensive nature;

•	Primarily manufacturers in industries such as oil and gas, chemicals, forest products and utilities in which commodity prices heavily influence profitability;

•	Environmentally and safety focused;

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•	Currently in a highly regulated business or whose core operations are likely to be significantly impacted by proposed regulations;

•	Operate a number of fixed manufacturing sites or plants; and

•	Companies should generally be no less than one-third and no greater than three times our size as measured by revenue, total assets, and market capitalization.

However, the Compensation Committee has also suggested limiting the number of companies within an adjacent industry to avoid becoming too heavily weighted in any particular industry.

The Compensation Committee typically reviews the compensation peer group with FW Cook each year. There were no acquisitions, consolidations, spin-offs or other significant business changes among the compensation peer group that impacted its composition. The members of our compensation peer group, which was used by FW Cook during the annual assessment of total compensation for senior executives presented to the Compensation Committee in October 2014, are included in the table below. For purposes of measuring performance to determine payouts associated with the performance shares granted during fiscal 2015, we used a separate performance peer group, as discussed in more detail below under the heading “Long-Term Incentives.”

Air Products and Chemicals, Inc.	HollyFrontier Corporation	PPG Industries, Inc.
Alcoa Inc.	Ingersoll-Rand plc	PPL Corporation
Alliant Energy Corporation	International Paper Company	Praxair, Inc.
Alon USA Energy, Inc.	Kimberly-Clark Corporation	Rock-Tenn Company
Ameren Corporation	Kinder Morgan, Inc.	Sempra Energy
Calpine Corporation	Marathon Petroleum Corporation	United States Steel Corporation
Centerpoint Energy, Inc.	The Mosaic Company	Valero Energy Corporation
CHS Inc.	Murphy Oil Corporation	Western Refining, Inc.
Dow Chemical Company	Northeast Utilities	Weyerhaeuser Company
Eastman Chemical Company	NRG Energy	Williams Companies, Inc.
Eaton Corporation	NuStar Energy L.P.	Xcel Energy Inc.
Exelon Corporation	Phillips 66
Hess Corporation	Potash Corporation of Saskachewan Inc.

Comparative information for the compensation peer group is as follows:

	Revenue (Calendar Year 2014)	Total Assets (as of 12/31/14)	Market Capitalization (as of 12/31/14)
Peer Group Median	$11.6 billion	$19.1 billion	$19.0 billion
Peer Group Range	$3.1 billion to $146.6 billion	$2.2 billion to $86.4 billion	$0.9 billion to $89.9 billion
Tesoro	$40.6 billion	$16.6 billion	$9.3 billion

In addition to data from the compensation peer group, FW Cook also provided data to the Compensation Committee from the following resources to confirm and enhance the compensation peer group market study:

•	Supplemental general industry benchmarking data for key functional positions (such as Chief Financial Officer and General Counsel) since the skills associated with these positions can more easily be applied to companies outside our compensation peer group; and

•	Industry specific data from the Towers Watson Oil Industry Group (OIG) survey.

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Elements of Executive Compensation / Pay for Performance

This section highlights how and why we believe the Company’s compensation programs are designed to create a pay for performance culture. Our executive compensation programs are comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial, operational, environmental and safety objectives. Our executive officers receive their maximum reward opportunity only if the Company performs exceptionally well, and our stockholders benefit from that performance.

Compensation Element	Objective	Key Features	Performance-Based / At Risk?
Base Salary	Reflects executive responsibilities, job characteristics, seniority, experience and skill set; designed to be competitive with those of comparable companies with which we compete for talent	Reviewed annually and subject to adjustment based on market factors, individual performance, experience and leadership
Annual Cash Incentive	Rewards executives’ contributions to the achievement of predetermined corporate, business unit and individual goals	Compensation Committee establishes performance measures to best align performance relative to meeting financial, operational, environmental and safety goals ultimately driving stockholder value	Pays out only based on achievement of established measurable goals; does not pay out if established threshold goals are not achieved
Performance Shares (Long-Term Equity Awards)	Correlates executives’ pay with increases in shareholder value measured over a three-year period	Following periods of low relative shareholder return, executives realize little or no value. Following periods of high relative shareholder return, executives may realize substantial value	Pays out only based on increased relative shareholder value; may not vest depending upon shareholder return
Market Stock Units (Long-Term Equity Awards)	Incentivizes management contributions to long-term increases in shareholder value; retains executives in the competitive energy market	A portion of executive compensation is paid in stock units with the number of shares earned based on our stock price performance over a three-year period	Awards are not paid if the average closing stock price prior to the end of the three-year period decreased by more than 50% from the average closing stock price when awards were granted

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Our emphasis on variable or “at risk” components of incentive pay results in actual compensation ranging above or below targeted amounts based on the achievement of the objectives established in our annual and long-term incentive plans and changes in the value of our stock. While the Compensation Committee assesses each compensation component separately, the aggregate total direct compensation is considered in the context of the overall pay determination. Our strategy also includes ongoing evaluation and adaptation, as necessary, of our compensation programs to ensure continued alignment between company performance and pay.

Elements of 2015 Target Compensation

as a % of Total Direct Compensation(1)

(1)	The compensation elements above are based on our CEO’s and other NEOs’ targeted compensation opportunities on an annualized basis, which may differ from the amounts listed in the Summary Compensation table and Grants of Plan-Based Awards table listed below. 88% of Mr. Goff’s 2015 target compensation and 75% of the other NEOs’ 2015 target compensation was considered “at-risk” because it was based upon achieving specific performance measures.

Base Salaries

Base salaries for our NEOs are reviewed each year relative to market competitive data as well as other relevant considerations described above. On February 10, 2015, the Compensation Committee approved an increase in the base salaries for Mr. Goff and certain other NEOs, each effective February 8, 2015, as part of the annual compensation review process which includes analysis of market competitive data for total direct compensation and the NEOs’ respective performance, roles and responsibilities. These decisions resulted in the base salaries for each of the NEOs shown below.

	Before 2/8/2015	Effective 2/8/2015
Gregory J. Goff	$1,500,000	$1,600,000
Steven M. Sterin	700,000	726,000
Keith M. Casey	600,000	675,000
Cynthia J. (CJ) Warner	575,000	625,000
Charles S. Parrish	558,700	582,000

Annual Performance Incentives

We believe that annual cash based incentives promote management’s efforts to drive the achievement of annual performance goals and objectives, which in turn help to create additional stockholder value. In February 2015, the Compensation Committee approved the 2015 incentive compensation program (the “2015 ICP”) based on

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management’s recommendation. The 2015 ICP structure approved for our senior executives was similarly used for our salaried and hourly incentive-eligible employees and provides all employees under the program with the same upward and downward bonus opportunity (0% below threshold; 50% at threshold; 100% at target; 200% at maximum). The calculation of total 2015 ICP bonus payout to an employee is determined as follows, with each element described below the calculation:

Total ICP Bonus Payout	=	Bonus Eligible Earnings	x	Target Bonus %	x	% Overall Performance Achieved*	+/-	Individual Performance Adjustment

* For Mr. Goff, this is a weighted average blended rate composed of corporate performance objectives. For all other NEOs, this is a weighted average blended rate composed of corporate performance rate and business unit rate. These measures are explained in further detail on the next two pages.

Bonus Eligible Earnings is based on salary earned during the 2015 calendar year.

Target Bonus Opportunities (%) for our NEOs are approved by the Compensation Committee based on analysis of market-competitive data of our compensation peer group, while also taking into consideration our compensation philosophy and other factors, such as internal equity and individual contributions. Our NEOs’ 2015 target bonus opportunities, as a percentage of base salary earnings for the year, were as follows: Mr. Goff – 150%, Mr. Sterin – 80%, Mr. Casey – 90%, Ms. Warner – 80%, and Mr. Parrish – 80%.

Performance Objectives for Determining Overall Performance Achieved (%)

The ICP structure uses a mix of objectives designed to focus management on key areas of performance. For Mr. Goff, 2015 ICP payouts were determined by performance against pre-established performance levels for our overall corporate performance. For the other NEOs, 2015 ICP payouts were determined by performance against pre-established performance levels for two components (corporate performance and business unit performance), as detailed below. Business unit performance was added for the NEOs, other than Mr. Goff, because each of them has responsibility for a specific business unit or several business units. The majority of the weightings between corporate and business unit performance is 50% corporate and 50% business unit. For certain administrative functions, a heavier weighting is applied to corporate performance to create strong alignment to corporate goals and ensure harmonization of efforts across administrative and operating functions.

	Weighting of Corporate Performance	Weighting of Business Unit Performance	Business Unit
Goff	100%	N/A	N/A
Sterin	70%	30%	Finance, Accounting and Information Technology
Casey	50%	50%	Refining, Marketing, Logistics and Supply Chain
Warner	50%	50%	Strategy and Business Development
Parrish	70%	30%	Legal

Our corporate performance results and results of the individual business units may be adjusted to take into account unplanned or unanticipated business decisions or events that are outside of management’s control, unusual or non-recurring items, and other factors, as approved by the Compensation Committee, to determine the total amount, if any, available under the 2015 ICP.

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Component 1 – Corporate Performance

The first component of the ICP was our corporate performance, including the earnings before interest, taxes, depreciation and amortization (EBITDA), cost management, business improvement, and safety and environmental measures described below (ranked in order of weighting).

•	EBITDA, at 50%, was the most heavily weighted metric of this component because we believe that significant improvements in EBITDA drive cash flow, provide financial strength, and increase stockholder value. Targets for this component are based on our annual business plan. We measure EBITDA performance on a margin neutral basis by excluding the impact on our refining margins of fluctuations in commodity prices, over which management has little influence. We take this approach to avoid over-rewarding executives in periods when margins are high relative to those assumed in our annual business plan or, conversely, to under-reward executives when they optimize profitability in less favorable market conditions. To ensure results achieved do not reflect positive or negative impact of market factors, we adjust reported EBITDA by the amount of the difference between actual and budgeted results for refining margins multiplied by budgeted throughput. We recognize that the use of EBITDA on a margin neutral basis to assess our performance is different from our reported results, but we believe that it more accurately reflects the efforts and results of management and our employees to meet and exceed performance objectives and goals without the influence of fluctuating prices and margins on compensation or goal setting. Similarly, we made adjustments for the 2015 ICP to exclude the impact of inventory valuation adjustments related to changes in commodity prices.

•	Controllable cost management is weighted at 17.5% of this component because it is clearly within the control of our employees and key to our performance. Targets are based on our annual business plan that is reviewed by the Board. This metric is measured as total cash costs excluding annual incentive compensation program, stock-based compensation expense, non-controllable expenses for post-retirement employee benefits (pension, medical, life insurance) and insurance (property, casualty and liability), spill prevention costs and environmental accruals and benefits. It includes allocations of refining maintenance and labor to capital projects. Refining energy variable costs and internally produced fuel consumption are market adjusted to budget-assumed prices.

•	Business Improvement is weighted at 17.5% of this component and includes capital and non-capital improvement initiatives, margin improvement initiatives, synergies related to asset acquisitions and similar projects and initiatives. For purposes of our incentive compensation program, we only count as Business Improvement actual annual improvements, recognized and verifiable for the first full 12 months after an improvement has been established. We exclude projects or initiatives that, although beneficial to stockholders, are targeted to avoiding increased costs or result in lower tax or interest expense.

•	Personal safety, process safety and environmental safety, each weighted at 5%, are critical to the success of our Company and reflect our ability to operate our assets in a safe and reliable manner. Because we believe in continuous improvement, each of our safety metrics is measured by improvement compared to the average incident rate for the prior three year period.

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See discussion above for explanation of metrics.

These components resulted in a weighted average overall performance on the corporate component of 150%. See discussion below for adjustments to results.

Calculation and Adjustment of Corporate Performance:

•	To ensure results achieved do not reflect positive or negative impact of market factors, EBITDA performance for ICP purposes is adjusted by the amount of the difference between actual and budgeted results for the Tesoro refining margin index times budgeted throughput. In 2015, the margin neutral EBITDA used for purposes of calculating ICP awards (as discussed below) was $2.251 billion while our reported EBITDA was $3.6 billion. In prior years, the effect of adjusting EBITDA to a margin neutral basis has resulted in ICP EBITDA being both above and below reported EBITDA, and it will likely continue having varying impacts in future years. Similarly, for the 2015 ICP we made an adjustment to exclude the impact of our inventory valuation adjustment related to changes in commodity prices. This adjustment relates to a $359 million non-cash lower-of-cost-or-market (LCM) inventory adjustment that we recognized in our 2015 financial statements due to significant declines in late 2015 in the prices for crude oil and refined products compared to historical amounts.

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•	For the calculation of environmental incidents, the Compensation Committee also adjusted the performance targets to take into account a change in the method of reporting environmental emissions at one of our refineries.

•	For the calculation of both the EBITDA and cost management components, the Compensation Committee has the discretion to take into consideration special items, including decisions that have a material impact on our results compared to budget, unusual items and non-recurring items. For calculation of the 2015 ICP results shown above, the Committee took into account both positive and negative special factors, including the Company’s record results and the impact of TLLP’s acquisition of the Rockies natural gas business in December 2014. The Committee determined that adjusting margin neutral EBITDA to $2.251 billion, which together with results on the other criteria would result in a payout of 150% on the corporate component of the 2015 ICP, was appropriate.

The corporate performance component of the ICP also determines the overall funding of the program for all of the Company’s employees. While individual business unit results vary, the total payout for all business units is equal to the 150% funded value reflecting corporate performance.

Component 2 – Business Unit Results

The second 2015 ICP component was more specifically tailored to the performance of the individual’s business unit. Our business unit goals are directly aligned with our corporate objectives and are measured using common criteria to promote consistency throughout the organization. Business unit criteria include safety and environmental, cost management, improvements in EBITDA, value creation initiatives and business improvement initiatives. Like the overall structure of the 2015 ICP, the business unit targets were set at stretch levels that were challenging and would generate significant value for our stockholders. Business unit targets are not disclosed because such information is confidential and disclosure of such information would cause competitive harm to us.

Individual Performance Adjustments

The Committee also has discretion to adjust individual awards based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution, and other leadership attributes. Adjustments are applied as a percentage of an individual target bonus opportunity.

In recognition of Mr. Goff’s significant leadership as evidenced by the Company’s strong financial and operating performance during 2015, the progress made in integrating the Rockies natural gas gathering and processing business, and continuing to drive outstanding safety and environmental results, the Committee approved a 15% upward adjustment for Mr. Goff’s incentive compensation award. Mr. Sterin demonstrated strong leadership and was instrumental in the integration of TLLP’s Rockies natural gas acquisition, as well as improvements in the Company’s Finance, Accounting and Information Technology departments. As a result, the Committee provided Mr. Sterin with a 20% upward adjustment. The Committee approved a 15% upward adjustment for Mr. Casey in recognition of leadership aligned with our guiding principles as well as strong performance in running the refining, logistics and marketing operations. The Committee approved a 10% adjustment to Ms. Warner’s ICP award in light of her strong contributions to the Company’s strategic activities. In recognition of Mr. Parrish’s significant commercial and legal contributions in support of the integration of the Rockies natural gas gathering and processing business, the Committee approved a 10% upward adjustment to his ICP award.

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Actual Performance and Payouts

The table below provides the specific bonus targets, level of achievement (including the adjustments described above), individual performance adjustment, and annual bonus payment for each NEO for 2015:

Name	Bonus Eligible Earnings ($)	Target Bonus %	Overall Performance Achieved (rounded to the nearest whole percentage)	Calculated Bonus Payout ($)	Individual Performance Adjustments (% Increase/ Decrease)	Total Bonus Payout ($)
Goff	1,646,154	150%	150%	3,703,847	15%	4,074,232
Sterin	749,923	80%	155%	929,905	20%	1,049,893
Casey	689,423	90%	154%	955,540	15%	1,048,612
Warner	641,346	80%	155%	795,269	10%	846,577
Parrish	600,800	80%	155%	744,992	10%	793,056

Long-Term Incentives

We believe that our senior executives, including our NEOs, should have their interests aligned with those of our stockholders. Accordingly, we believe that these executives should have a considerable portion of their total compensation tied to stock price performance in the form of equity incentives. For our NEOs, the Compensation Committee approves a target award value for long-term incentives based on analysis of market-competitive data of our compensation peer group. In addition, other factors such as internal equity and individual contributions are considered. These decisions resulted in the long-term incentive target values granted in 2015 to each of the NEOs shown below.

Our long-term incentive awards for existing employees recognize the importance of pay for performance while addressing employee retention through the grants of performance shares. For most of our senior officers, including several of our NEOs, 50% of the total award value is in the form of performance shares and 50% is in the form of market stock units (“MSUs”). However, for those NEOs who also served as directors of TLGP at the time of grant, we awarded 25% of their total award value in the form of TLLP phantom units to align a portion of the NEO’s incentives with TLLP’s unitholders, with the remainder evenly split between performance shares and MSUs. The mix of equity awards is intended to align long-term incentive compensation with specific performance measures, including stock price performance. The allocation of awards between performance shares and MSUs is designed to provide a balance between the retentive value of MSUs (tied to absolute shareholder return) with the belief that pay should also be closely aligned with relative performance. In order to determine the exact number of performance shares or MSUs granted to an individual, we divide the targeted value by the average stock price for the 30-trading day period preceding the grant date. To derive a grant date fair value for equity based awards, we then apply a valuation factor (provided by Radford, an Aon Hewitt consulting company) that is determined using the Monte Carlo simulation valuation method and takes into account a number of assumptions, including the estimated stock price volatility, the assumed risk free rate of return, dividend yields and the possibility that the market conditions may not be satisfied.

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The components of the long-term incentives granted to our NEOs in February 2015 were as follows:

	Performance Shares	Market Stock Units	Tesoro Logistics LP Phantom Units
Performance Drivers	• Total Shareholder Return (TSR) relative to the Tesoro performance peer group	• Stock Price Performance including dividends	• Relative Total Unitholder Return (TUR) compared to the TLLP performance peer group
Objectives	• Use of a relative performance metric to drive successful execution of strategy	• Combine retentive value of restricted stock with the ability to reward for stock price appreciation	• Use of a relative performance metric to drive successful execution of strategy
Program Design	• Typically awarded each February • At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target grant based on the relative performance of TSR

•  Typically awarded each February

•  Also awarded to certain new management hires

•  At the conclusion of the three-year performance cycle, the number of shares issued range from 50% to 200% of the target units based on stock price performance for the 30 days prior to vesting compared to the 30 days prior to grant

•  Typically awarded by the TLLP Board each February to management directors

•  Grants are coordinated with Tesoro’s Compensation Committee

•  At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target grant based on the relative performance of TUR.

In determining the number of shares or units granted and paid out at the end of the performance period, we use an average stock price of the 30-trading days leading up to the date of grant or end of the performance period. This approach lessens the impact of daily stock price volatility on the number of awards granted and value of the ultimate payout. The components of the long-term incentives granted to Mr. Goff, Mr. Sterin, Mr. Casey, Ms. Warner, and Mr. Parrish in February 2015 were as follows:

Components of 2015 Target Value of Long-Term Incentive Awards

Total Target Grant Value(a): Mr. Goff(b): $10,000,000 Mr. Sterin(c): $1,750,000 Mr. Casey(d): $1,750,000 Mr. Parrish(e): $1,200,000	Total Target Grant Value(a): Ms. Warner: $1,250,000 Ms. Warner does not serve as an officer or director for TLGP and, therefore, received a different LTI allocation

(a)	Due to rounding in the grant of equity units, changes in our stock price between the date on which the awards were determined and the date the awards were granted, and accounting assumptions utilized in valuing equity awards, the target grant value may differ from the actual value granted.

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(b)	Mr. Goff served as Chief Executive Officer for TLGP and Chairman of the TLGP Board of Directors.
(c)	Mr. Sterin served as Vice President, Chief Financial Officer for TLGP and as a member of the TLGP Board of Directors.
(d)	Mr. Casey served as Vice President, Operations for TLGP during a portion of 2015 and served as a member of the TLGP Board of Directors from April 2014 until April 2015.
(e)	Mr. Parrish served as Vice President and General Counsel for TLGP from December 2010 until March 2016 and continues to serve as a Vice President of TLGP. In addition, he served as a member of the TLGP Board of Directors from December 2010 until April 2015.

Performance Share Awards (“PSAs”)

PSA Grants.  Performance share awards granted in 2015 pay out between 0% and 200% of target based on achievement with respect to the applicable performance goal.

•	The performance peer group is made up of HollyFrontier Corporation, Marathon Petroleum Corporation, Phillips 66, Valero Energy Corporation, and PBF Energy, Inc. (together, the “LTI Performance Peer Group”), and the Energy Select Sector SPDR® (the “XLE Energy Index”) and the Standard & Poor’s 500 Index (the “S&P 500”). The LTI Performance Peer Group includes refining and marketing companies that have common characteristics with us. These common characteristics are not necessarily shared by other companies in our compensation peer group, or by some of our larger competitors within the oil and gas industry. We think it is appropriate to measure our performance against the LTI Performance Peer Group for relative TSR purposes because we believe investors view our businesses in a similar manner. Use of the XLE Energy Index will reflect our performance against a broader index of our industry, and use of the S&P 500 will reflect our performance against a broader index of large-cap common stock companies. We refer to the LTI Performance Peer Group, the XLE Energy Index and the S&P500, collectively, as the “LTI Comparator Group”.

•	Performance shares earned are based on our relative Total Shareholder Return (“TSR”) from January 1, 2015 through December 31, 2017 measured against the LTI Comparator Group. For purposes of the 2015 awards, TSR is defined as the appreciation in our stock price during the performance period (in dollars). Normal dividends are assumed to be reinvested in stock on the date the dividend is paid, and special dividends are not included in the calculation. TSR will be measured using the average of three discrete one-year TSR calculations during the performance period. For the TSR metric, our performance share award payout is determined in accordance with the following table. Payouts between points shown below will be adjusted accordingly.

•	The actual number of performance share awards earned at the end of the performance period will be equal to the target number of performance share awards granted multiplied by our performance share payout percentage with respect to the following table.

Tesoro Corporation TSR v. LTI Comparator Group TSR	Payout %
33.33% or more below LTI Comparator Group Median	0% (Threshold)
30% below LTI Comparator Group Median	10% of Target
20% below LTI Comparator Group Median	40% of Target
10% below LTI Comparator Group Median	70% of Target
0% of LTI Comparator Group Median	100% (Target)
10% above LTI Comparator Group Median	130% of Target
20% above LTI Comparator Group Median	160% of Target
30% above LTI Comparator Group Median	190% of Target
33.33% or more above LTI Comparator Group Median	200% of Target (Maximum)

•	The executive officers that received performance share awards in 2015 have the right to receive dividend equivalents with respect to such performance share awards based on the actual level of payout. The accrued dividend equivalents are paid in cash at the time the underlying performance share awards are distributed, but only to the extent the underlying performance share awards vest.

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PSA Payouts.  Tesoro’s grants of performance share awards to executive officers made in 2012 and 2013 were benchmarked against the Company’s TSR and against Returns on Capital Employed (“ROCE”), which differs from the TSR-only awards described above. Tesoro’s grants of performance share awards to executive officers made in 2012 and 2013 were paid subsequent to the proxy statement for our 2015 annual meeting of stockholders as follows:

Grant Date	Certification Date	Performance Period	PSA Performance Measure	Actual Performance	Vesting Percentage
February 2012	April 2015	1/1/2012 – 12/31/2014	ROCE element	Tesoro’s average ROCE was 17.09% compared against the average ROCE of 22.77% for the peer group assigned at the time of grant	75%
February 2013	January 2016	1/1/2013 – 12/31/2015	TSR element	Comparatively against the relative peer group assigned at the time of grant, Tesoro’s average TSR of 40.25% ranked first among six comparators and outperformed the median index TSR of 22.84% by 17.40%	152.21%

These payouts are reported in “Executive Compensation – Compensation Tables and Narratives – Option Exercises and Stock Vested in 2015.”

Market Stock Units

MSU Grants. As described above, MSUs were also granted in 2015. A MSU award is a grant of stock units in which the number of shares earned at vesting is based on our stock price performance over the performance period. MSUs replace traditional time-vested awards in order to directly align long-term incentive pay with stock price performance. The MSUs granted in 2015 will become eligible for vesting, based on stock price performance and continued employment, at the end of a 36-month performance period beginning on February 10, 2015 and ending on February 10, 2018. Upon vesting, the number of shares earned will be determined as follows:

Shares Earned at Vesting	=	# of Targeted MSUs at Grant	x	Average closing stock price for the 30 trading days* prior to the Vesting Date Average closing stock price for the 30 trading days* prior to the Grant Date

*Normal dividends are assumed to have been reinvested on the date they are paid in order to calculate the average 30-trading day stock price.

However, there is no payout if the average closing stock price for the 30 trading days prior to the vesting has decreased by 50% or more from the average closing stock price for the 30 trading days prior to the grant date. In addition, the number of units that may be issued upon payout is capped at 200% of target.

MSU Payouts. Tesoro’s grants of MSUs to executive officers made in 2013 were paid during early 2016 as follows:

Grant Date	Certification Date	Performance Period	Average closing stock price for the 30 trading days* prior to the Grant Date	Average closing stock price for the 30 trading days* prior to the Vesting Date	Vesting Percentage (to be multiplied by Target Units for # of Shares to be Issued)
February 2013	February 2016	2/4/2013 – 2/4/2016	$44.01	$101.21	200%

* Normal dividends are assumed to have been reinvested on the date they are paid in order to calculate the average 30-trading day stock price.

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These payouts are reported in “Executive Compensation – Compensation Tables and Narratives – Option Exercises and Stock Vested in 2015.”

TLLP Equity Awards

Messrs. Goff, Sterin, Casey and Parrish are executive officers of Tesoro, and in addition to rendering services to Tesoro, they devoted some of their professional time to TLLP during 2015. For Messrs. Goff, Sterin, Casey, and Parrish (each of whom was serving as a director of TLGP at the time of annual long-term incentive grants), 25% of their total 2015 long-term incentive value, approved by the Compensation Committee, was delivered in the form of performance phantom units of TLLP. The TLLP performance phantom units will vest based on the achievement of relative total unitholder return over a performance period from January 1, 2015 through December 31, 2017 as compared to a peer group of companies. The peer companies currently include Boardwalk Pipeline Partners, LP; Buckeye Partners, L.P.; DCP Midstream Partners LP; Enbridge Energy Partners, L.P.; EnLink Midstream Partners, LP; EQT Midstream Partners LP; Genesis Energy LP; Holly Energy Partners L.P; Magellan Midstream Partners LP; MarkWest Energy Partners, L.P.; NuStar Energy L.P.; Sunoco Logistics Partners L.P.; Targa Resources Partners LP; ONEOK Partners, L.P.; and Western Gas Partners LP. These companies were selected based on the TLGP Board’s view that key stakeholders compare TLLP’s business results and relative performance with these companies. The payout will range from none of the units vesting to vesting of 200% of the units as shown below. Vesting between the percentile performance levels is determined by straight-line interpolation.

Relative Total Unitholder Return	Payout as a % of Target
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	—

The TLLP performance units granted to executives in February 2013 represented the right to receive common units at the end of the January 1, 2013 to December 31, 2015 performance period depending upon TLLP’s achievement of relative total unitholder return against a defined performance peer group. TLLP’s total unitholder return of 7.66% ranked in the 64th percentile, which resulted in a payout of 127.27% of the target amount. Such units were paid in February 2016 and are reported in under “Executive Compensation – Compensation Tables and Narratives – Option Exercises and Stock Vested in 2015.”

Executive Benefits

In order to promote consistency with overall competitive practices and our compensation philosophy, our executive officers are generally not entitled to any perquisites. However, in order to remain competitive and attract quality executives, we continue to allow executives to participate in our relocation program which is generally available to all management. Our executive officers do not receive a tax gross-up associated with any relocation benefits. This program also includes a recoupment provision in the event employment is terminated within a one-year period.

We provide health and welfare benefits and maintain non-contributory qualified and non-qualified retirement plans that cover officers and other eligible employees. Retirement and health and welfare benefits provided to our NEOs are designed to be consistent in value and aligned with benefits offered by companies with whom we compete for talent. See the discussion under the heading “Retirement/Pension Benefits in 2015” for a description of the retirement plans.

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Change-in-Control and Termination Arrangements

On January 12, 2011, the Board approved an Executive Severance and Change-in-Control Plan (the “Plan”). The Plan reduces uncertainty for certain executives in the event of a change-in-control or other events affecting our Company’s existence and provides a benefit in the event of the termination of employment of certain executives, including each of our NEOs, under certain conditions that are beyond the executive’s control. The Plan, which does not provide for excise tax gross-ups for retirement benefits, is market competitive with amounts payable to executives terminated involuntarily or upon a change-in-control event, is consistent with stockholder-friendly pay practices and eliminates the need to offer new individuals employment agreements. Our severance and change-in-control provisions for our NEOs are summarized under the heading “Potential Payments Upon Termination or Change-In-Control” in this Proxy Statement.

Omnibus Agreement with TLLP

Under the terms of an omnibus agreement with TLLP, TLLP pays an administrative fee to reimburse Tesoro for the provision of general and administrative services for TLLP’s benefit. Although Mr. Goff, Mr. Sterin, Mr. Casey, Ms. Warner and Mr. Parrish provided services to both Tesoro and TLLP during 2015, no portion of the administrative fee was specifically allocated to the services they provided to TLLP.

Stock Ownership Guidelines

Our Board has established stock ownership guidelines under which each of the executives in the positions named below is required to retain 50% of the net shares obtained from performance awards (including PSAs and MSUs) settled in stock, vesting of a restricted stock grant or an option exercise until he or she satisfies the ownership guidelines based on a multiple of salary as set forth in the following table. Each executive is also required to retain that level of ownership for as long as the individual is a part of our senior management team. Our NEOs have either met or are on track to meet the ownership guidelines and are continuing to retain 50% of the net shares obtained from performance awards settled in stock, vesting of a restricted stock grant or an option exercise.

Position	Stock Ownership Guideline
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	2x annual base salary

Equity Grant/Trading Policies

The Compensation Committee has adopted an equity award governance policy under which all long-term equity incentives are granted. The policy prohibits the issuance of stock options at a price less than the closing sale price of our common stock on the date of grant. We generally grant equity awards at the Compensation Committee’s meeting in late January or early February of each year. We have chosen this time because it is a time each calendar year at which our results of operations from the previous year are available to the Compensation Committee. We do not purposely accelerate or delay the public release of material information, or otherwise time equity grants in coordination with the public release of material information, in consideration of a pending equity grant in order to allow the grantee to benefit from a more favorable stock price.

We also maintain a securities trading policy which prohibits, among other things, employees and directors from entering into transactions when in possession of material non-public information and from participating in short-term trading or hedging activities involving our securities. The policy requires directors, senior executives and informational insiders to follow preclearance procedures for all transactions involving our securities. It also prohibits them from trading in derivative securities (other than equity-settled awards granted by the Compensation Committee or Board of Directors) or holding our securities in a margin account or otherwise pledging them as collateral for a loan.

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Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to certain executives, unless that compensation is “performance-based compensation” as defined by the Code. In establishing the total compensation for the NEOs, the Compensation Committee considers the effect of Section 162(m), but also desires to retain flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee and other corporate goals that are important to our success.

Payouts of annual cash-based incentives under the 2015 ICP are paid based on achievement of performance measures under the stockholder-approved 2011 Long-Term Incentive Plan. For purposes of deductibility under Section 162(m), the Compensation Committee established (a) minimum performance criteria required for the payment of any award to the NEOs as positive net income (as reported in our Annual Report on Form 10-K) for the performance period and (b) the maximum annual incentive award for each of the NEOs as follows: Mr. Goff – $6.0 million, Mr. Sterin – $2.0 million, Mr. Casey – $2.0 million, Ms. Warner – $2.0 million, and Mr. Parrish – $1.5 million. Based on our 2015 net income of approximately $1.7 billion, criteria for the maximum possible award for each NEO was satisfied. The Compensation Committee then exercised its negative discretion in determining the amount of the actual 2015 ICP payouts based on our performance measures, business unit performance measures and individual performance as described under “Elements of Executive Compensation – Annual Performance Incentives” of this Compensation Discussion and Analysis. The actual 2015 ICP payouts are presented in the 2015 Summary Compensation Table.

Clawback Policy

In February 2010, we adopted a compensation recoupment, or “clawback” policy that provides that in the event of a material restatement of financial results due to misconduct, our Board will review all annual incentive payments and long-term incentive compensation awards that were made to any then existing senior vice president or above including our controller on the basis of having met or exceeded specific performance targets in grants or awards made after February 2, 2010 which occur during the 24-month period prior to restatement. If such compensation would have been lower had it been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for our benefit such compensation to any then existing senior vice president or above including our company controller whose misconduct caused or significantly contributed to the material restatement, as determined by the Board.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors as of February 22, 2016(a).

David Lilley, Chairman

Mary Pat McCarthy

J.W. Nokes

Michael E. Wiley

(a)	Mr. Galante is not a signatory to this Compensation Committee report because he was appointed to the Committee effective March 1, 2016. Furthermore, Mr. Galante did not participate in the review, discussions and recommendations referenced in this report.

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Executive Compensation – Compensation Tables and Narrative

2015 Summary Compensation Table

The following table sets forth information regarding the compensation of our CEO, our CFO, and our three highest paid executive officers (other than the CEO and CFO).

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($) (c)	Non- Equity Incentive Plan Compen- sation ($) (d)	Change in Pension Value ($) (e)	All Other Compen- sation ($) (f)	Total ($)
Gregory J. Goff Chairman, President and Chief Executive Officer	2015	1,590,000	–	11,336,348	4,074,232	6,173,359	80,615	23,254,554
	2014	1,495,000	–	8,370,769	4,854,692	6,083,588	51,500	20,855,549
	2013	1,378,462	–	8,198,090	1,985,385	1,576,505	38,653	13,177,095
Steven M. Sterin (g) Executive Vice President and Chief Financial Officer
	2015	723,400	–	1,983,996	1,049,893	139,744	45,897	3,942,930
	2014	263,846	–	1,566,401	362,492	27,870	15,413	2,236,022
Keith M. Casey (h) Executive Vice President,	2015	667,500	–	1,983,996	1,048,612	211,504	77,841	3,989,453
Operations	2014	549,415	–	1,117,499	874,919	100,857	29,116	2,671,806
Cynthia (CJ) Warner (i) Executive Vice President,	2015	620,000	–	1,498,580	846,577	114,494	97,731	3,177,382
Strategy and Business	2014	139,327	340,000	2,442,672	166,308	15,230	24,131	3,127,665
Development
Charles S. Parrish (j) Executive Vice President,	2015	579,670	–	1,360,586	793,056	1,343,638	39,932	4,116,882
former Executive Vice President,	2014	558,474	–	930,213	916,257	2,873,880	29,483	5,308,307
General Counsel and Secretary	2013	534,586	–	1,095,730	508,351	–	23,927	2,162,594

(a)	The amounts shown include amounts deferred by Mr. Casey pursuant to the Tesoro Corporation Executive Deferred Compensation Plan.

(b)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amount for Ms. Warner in 2014 represents a sign-on bonus.

(c)	The amounts shown in this column reflect the aggregate grant date fair value of restricted stock, performance shares, market stock units and TLLP performance phantom units granted during the applicable fiscal year, calculated in accordance with financial accounting standards. The aggregate grant date fair value of such performance shares, market stock units and TLLP phantom performance units at the highest level of performance (resulting in 200% payout) granted in 2015 would be as follows: Mr. Goff – $22,672,695; Mr. Sterin – $3,967,991; Mr. Casey – $3,967,991; Ms. Warner – $2,997,160; and Mr. Parrish – $2,721,172. See Note 19 “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for the valuation assumptions used in determining the fair market value of equity grants.

(d)	The amounts shown in this column represent the annual cash incentive awards earned under the 2015, 2014 and 2013 Annual Incentive Compensation Programs.

(e)	The amounts shown in this column reflect the change in pension value during the fiscal year.

(f)	The amounts shown in this column for 2015 reflect the following:

(1)	Thrift Plan Company Contributions: We provide matching contributions dollar-for-dollar up to 6% of eligible earnings for all employees who participate in the Thrift Plan. The matching contributions for 2015 were $14,769 for Mr. Goff, $15,900 for Mr. Sterin, $15,900 for Mr. Casey, $15,900 for Ms. Warner, and $15,900 for Mr. Parrish. In addition, we provide a profit-sharing contribution to the Thrift Plan. This discretionary contribution, calculated as a percentage of employee’s base pay based on a pre-determined target for the calendar year, can range from 0% to 4% based on actual performance. The profit-sharing contributions for 2015 were $65,846 for Mr. Goff, $29,997 for Mr. Sterin, $27,577 for Mr. Casey, $25,654 for Ms. Warner, and $24,032 for Mr. Parrish.

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(2)	Executive Deferred Compensation Company Contribution: We will match the participant’s base salary contributions dollar-for-dollar up to 4% eligible earnings above the IRS salary limitation (i.e., $265,000 for 2015). The matching contribution for 2015 was $34,269 for Mr. Casey.

(3)	Relocation Benefits: The Company provided benefits in 2015 under its relocation program for Ms. Warner in connection with arrangements made as part of her initial employment offer in the amount of $56,177.

(g)	Mr. Sterin was appointed Executive Vice President, Chief Financial Officer effective August 18, 2014.

(h)	Mr. Casey was promoted from Senior Vice President, Strategy and Business Development, to Executive Vice President, Operations, effective June 1, 2014.

(i)	Ms. Warner was appointed Executive Vice President, Strategy and Business Development, effective October 6, 2014.

(j)	Mr. Parrish announced his pending retirement. Effective March 14, 2016, his successor was named and Mr. Parrish will remain Executive Vice President of the Company until his retirement, which is anticipated to occur effective March 31, 2016.

Grants of Plan-Based Awards in 2015

The following table sets forth information regarding the grants of annual cash incentive compensation and long-term equity compensation to our NEOs.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			Grant date fair value of stock and option awards ($) (c)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Goff	Annual Incentive	n/a	1,234,616	2,469,231	4,938,462
	Market Stock Units (d)	2/10/2015				19,609	39,218	78,436	4,493,206
	Performance Shares (e)	2/10/2015				-	38,126	76,252	4,497,343
	TLLP Performance Phantom Units (f)	2/12/2015				17,561	35,122	70,244	2,345,798
Sterin	Annual Incentive	n/a	299,969	599,939	1,199,877
	Market Stock Units (d)	2/10/2015				3,432	6,864	13,728	786,408
	Performance Shares (e)	2/10/2015				-	6,672	13,344	787,029
	TLLP Performance Phantom Units (f)	2/12/2015				3,074	6,147	12,294	410,558
Casey	Annual Incentive	n/a	310,240	620,481	1,240,962
	Market Stock Units (d)	2/10/2015				3,432	6,864	13,728	786,408
	Performance Shares (e)	2/10/2015				-	6,672	13,344	787,029
	TLLP Performance Phantom Units (f)	2/12/2015				3,074	6,147	12,294	410,558
Warner	Annual Incentive	n/a	256,539	513,077	1,026,154
	Market Stock Units (d)	2/10/2015				3,269	6,537	13,074	748,944
	Performance Shares (e)	2/10/2015				-	6,355	12,710	749,636
Parrish	Annual Incentive	n/a	240,320	480,640	961,280
	Market Stock Units (d)	2/10/2015				2,354	4,707	9,414	539,281
	Performance Shares (e)	2/10/2015				-	4,576	9,152	539,785
	TLLP Performance Phantom Units (f)	2/12/2015				2,108	4,215	8,430	281,520

(a)	These columns show the range of awards under our 2015 Annual Incentive Compensation Program, or ICP, which is described in the section “Annual Performance Incentives” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the ICP assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the target performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the ICP assuming that the maximum level of performance is attained.

(b)

The amounts shown in these columns represent the threshold, target and maximum number of shares to be issued upon vesting and settlement of performance shares and market stock units granted during 2015 under the Amended and Restated

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2011 Long-Term Incentive Plan and the vesting and settlement of the TLLP Performance Phantom Units granted during 2015 under the Tesoro Logistics LP 2011 Long-Term Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis.

(c)	The amounts shown in this column represent the grant date fair value of the awards computed in accordance with financial accounting standards.

(d)	These market stock unit awards are contingent on our stock price performance with a performance period thirty-six months from the date of grant of February 10, 2015 through February 10, 2018. Actual payouts will vary based on stock price performance from none of the units vesting to a threshold vesting of 50% of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

(e)	This performance share award is contingent on our achievement of relative TSR against a defined performance peer group, XLE Energy Index and the S&P 500 at the end of a thirty-six month performance period (January 1, 2015 through December 31, 2017). Actual payouts will vary based on relative TSR from a threshold vesting of none of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

(f)	This TLLP performance phantom unit award is contingent upon TLLP’s achievement of relative total unitholder return at the end of the performance period from January 1, 2015 through December 31, 2017. Actual payouts will vary based on relative total unitholder return from none of the units vesting to a threshold vesting of 50% of the units to a target vesting of 100% of the units to a maximum vesting of 200% of the units.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth the outstanding equity awards of our NEOs at the end of 2015.

		Option Awards (a)			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Goff	2/12/2015						70,244 (d)	3,686,932 (d)
	2/10/2015						78,436 (e)	8,264,801 (e)
	2/10/2015						76,252 (g)	8,175,739 (g)
	2/7/2014						56,432 (d)	3,103,901 (d)
	2/4/2014						109,344 (e)	11,521,577 (e)
	2/4/2014						32,115 (f)	3,478,697 (f)
	2/4/2014						55,418 (g)	6,002,878 (g)
	2/4/2013						33,000 (f)	3,604,260 (f)
	5/5/2010	118,000	12.93	5/5/2020
	5/3/2010	33,513	13.66	5/3/2020
Sterin	2/12/2015						12,294 (d)	645,281 (d)
	2/10/2015						13,728 (e)	1,446,519 (e)
	2/10/2015						13,344 (g)	1,430,744 (g)
	8/18/2014						28,968 (h)	3,052,358 (h)
Casey	2/12/2015						12,294 (d)	645,281 (d)
	2/10/2015						13,728 (e)	1,446,519 (e)
	2/10/2015						13,344 (g)	1,430,744 (g)
	5/27/2014						11,272 (h)	1,187,731 (h)
	2/4/2014						12,530 (e)	1,320,286 (e)
	2/4/2014						3,680 (f)	398,618 (f)
	2/4/2014						6,350 (g)	687,832 (g)
	4/15/2013						10,800 (h)	1,137,996 (h)
	4/15/2013						3,300 (f)	359,766 (f)

Tesoro Corporation 2016 Proxy Statement    41

		Option Awards (a)			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Warner	2/10/2015						13,074 (e)	1,377,607 (e)
	2/10/2015						12,710 (g)	1,362,766 (g)
	10/6/2014						20,338 (h)	2,143,015 (h)
	10/6/2014				27,411 (i)	2,947,231 (i)
Parrish	2/12/2015						8,430 (d)	442,470 (d)
	2/10/2015						9,414 (e)	991,953 (e)
	2/10/2015						9,152 (g)	981,277 (g)
	2/7/2014						6,272 (d)	344,976 (d)
	2/4/2014						12,150 (e)	1,280,246 (e)
	2/4/2014						3,569 (f)	386,594 (f)
	2/4/2014						6,158 (g)	667,035 (g)
	2/4/2013						4,500 (f)	491,490 (f)

(a)	Stock options are fully vested.

(b)	The vesting schedule for the restricted stock award is as follows:

Grant Date	Vesting Schedule	Remaining Vesting Schedule
10/6/2014	100% vest three years from date of grant	10/6/2017

(c)	The closing stock price of our common stock on 12/31/15 of $105.37 as reported on the NYSE was used to calculate the market value of the unvested stock awards. The closing unit price of TLLP’s common units on 12/31/15 of $50.32 as reported on the NYSE was used to calculate the market value of the unvested TLLP unit awards.

(d)	These awards represent TLLP performance phantom units, which are the right to receive a number of common units at the end of the performance period depending on our achievement of relative total unitholder return against a defined performance peer group. Each award will vest at the end of the relevant performance period, subject to performance. For each award, the number of unvested units and the payout values shown assume a payout at maximum; for all such awards, the payout value also includes any outstanding distribution equivalent rights that will be paid to the executive once both the award has vested and the payout results have been certified by the TLGP Board of Directors. The performance period for each award, as well as the amount of outstanding distribution equivalent rights included in the payout value is shown for each of the executives below:

	Dividend Equivalent Rights Accrued as of 12/31/2015 ($)
Name	TLLP Performance Phantom Units Granted February 2015 (Performance Period of 1/1/2015-12/31/2017)	TLLP Performance Phantom Units Granted February 2014 (Performance Period of 1/1/2014-12/31/2016)
Goff	152,254	264,243
Sterin	26,647	—
Casey	26,647	—
Parrish	18,272	29,369

(e)	These awards represent MSUs, which are the right to receive a number of shares of common stock earned at vesting based on the stock price performance. The performance period is thirty-six months from the date of grant and the payout value shown assumes a payout at maximum for each award.

(f)

These awards represent performance shares, which are the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative ROCE against a defined performance peer group. Each

Tesoro Corporation 2016 Proxy Statement    42

award will vest at the end of a thirty-six month performance period (detailed below). For each award, the payout value shown assumes a payout at target; for all such awards, the payout value also includes any outstanding dividend equivalents that will be paid to the executive once both the award has vested and the payout results have been certified by the Compensation Committee. The performance period for each award, as well as the amount of outstanding distribution equivalent rights included in the payout value is shown for each of the executives below:

	Dividend Equivalent Rights Accrued as of 12/31/2015 ($)
Name	ROCE-Based Performance Shares Granted February 2014 (Performance Period of 1/1/2014-12/31/2016)	ROCE-Based Performance Shares Granted February 2013 for all NEOs below except Casey (Granted April 2013) (Performance Period of 1/1/2013-12/31/2015)
Goff	94,739	127,050
Casey	10,856	12,045
Parrish	10,529	17,325

(g)	These awards represent performance shares, which are the right to receive a number of shares of common stock at the end of the performance period depending on our achievement of relative TSR against a defined performance peer group, the XLE Energy Index (beginning with the 2015 grant) and the S&P 500. Each award will vest at the end of a thirty-six month performance period (detailed below). For each award, the payout value shown assumes a payout at maximum; for all such awards, the payout value also includes any outstanding dividend equivalents that will be paid to the executive once both the award has vested and the payout results have been certified by the Compensation Committee. The performance period for each award, as well as the amount of outstanding distribution equivalent rights included in the payout value is shown for each of the executives below:

	Dividend Equivalent Rights Accrued as of 12/31/2015 ($)
Name	TSR-Based Performance Shares Granted February 2015 (Performance Period of 1/1/2015-12/31/2017)	TSR-Based Performance Shares Granted February 2014 (Performance Period of 1/1/2014-12/31/2016)
Goff	141,066	163,483
Sterin	24,686	—
Casey	24,686	18,733
Warner	23,514	—
Parrish	16,931	18,166

(h)	These awards represent MSUs, which are the right to receive a number of shares of common stock earned at vesting based on the stock price performance, which were granted in connection with an offer of employment or a promotion. The performance period is thirty-six months from the date of grant and the payout value shown assumes a payout at maximum for each award.

(i)	These awards represent restricted stock granted in connection with an offer of employment. The market value also includes any outstanding dividends that will be paid to the executive at time of vesting of such award. The amount of outstanding dividends included with the market value for Ms. Warner is $58,934.

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Option Exercises and Stock Vested in 2015

The following table reflects the aggregate value realized by the NEOs for option exercises, as well as restricted stock, performance shares with total shareholder return metric (TSR) and return on capital employed metric (ROCE), market stock units and TLLP performance phantom units that vested in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Goff	-	-	237,461	17,824,943
Sterin	-	-	6,253	669,696
Casey	-	-	9,260	828,510
Warner	-	-	-	-
Parrish	79,800	3,950,856	32,442	2,456,992

(a)	The value realized on exercise is the aggregate excess over the fair market value of the option at the time of the exercise and the exercise price of the option multiplied by the number of options exercised.

(b)	The value realized is the closing stock price of our common stock on the vesting date multiplied by the number of shares of restricted stock that vested; the value also includes any dividends that were paid upon vesting. Of the amounts realized for the restricted stock vested, the amounts paid in dividends to the NEOs were: Mr. Sterin – $9,067 and Mr. Casey – $11,459. The value of the performance shares with total shareholder return metric, performance shares with return on capital employed metric and the market stock units are calculated based on the number of shares granted multiplied by the performance payout factor approved by the Compensation Committee and then multiplied by the closing price of the stock on such date noted in the table below. Of the amounts realized for the performance shares with total shareholder return metric payout, the amounts paid in dividend equivalents to the NEOs were: Mr. Goff – $152,364, Mr. Casey – $15,002, and Mr. Parrish – $20,513. In addition, for Messrs. Goff and Parrish, these realized amounts include the payouts of the TLLP performance phantom units. The value realized on the payout of the performance phantom units is calculated based on the number of units granted multiplied by the performance payout factor approved by the TLGP Board of Directors noted below and then multiplied by the closing price of the common units on such date. Of the amounts realized for the TLLP performance phantom units’ payout, the amounts paid in distribution equivalent rights to the NEOs were: Mr. Goff – $337,153 and Mr. Parrish – $43,227.

Type of Award	Grant Date	Approval Date	Performance Payout Factor
Performance Shares with ROCE	2/1/2012	April 1, 2015	75%
TLLP Performance Phantom Units	2/8/2013	January 20, 2016	127%
Performance Shares with TSR	2/4/2013	January 22, 2016	152%
Market Stock Units	2/4/2013	February 10, 2016	200%

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Retirement/Pension Benefits in 2015

The following table sets forth the estimated present value as of December 31, 2015 of the accumulated pension benefits provided under the Tesoro Corporation Retirement Plan, Executive Security Plan and Supplemental Executive Retirement Plan for each of the NEOs.

Name	Plan Name	Years of Credited Service (a)	Present Value of Accumulated Benefit ($) (b)	Payments during last fiscal year ($)
Goff	Tesoro Corporation Retirement Plan Executive Security Plan	0.7 6	132,056 17,585,292	- -
Sterin	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	26,995 140,619	- -
Casey	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	45,992 305,944	- -
Warner	Tesoro Corporation Retirement Plan Supplemental Executive Retirement Plan	n/a n/a	26,779 102,945	- -
Parrish	Tesoro Corporation Retirement Plan Executive Security Plan	17 22	919,622 10,237,946	- -

(a)	Due to a freeze of credited service as of December 31, 2010, credited service values for the Tesoro Corporation Retirement Plan and the Supplemental Executive Retirement Plan are less than actual service values. Credited service is used to calculate the Final Average Pay portion of the Tesoro Corporation Retirement Plan benefit pertaining to Messrs. Goff and Parrish. The Cash Balance portion of the Tesoro Corporation Retirement Plan and the Supplemental Executive Retirement Plan, that went into effect on January 1, 2011, does not utilize credited service. Therefore since Mr. Sterin, Mr. Casey and Ms. Warner were hired after January 1, 2011, years of credited service is not applicable.

(b)	The present values of the accumulated plan benefits are equal to the value of the retirement benefits at the earliest unreduced age for each plan utilizing the same assumptions used as of December 31, 2015 for financial reporting purposes. These assumptions include a discount rate of 4.40%, a cash balance interest crediting rate of 3.40%, the use of the RP-2014 Mortality Table with generational mortality improvements in accordance with Scale MP-2014 and for the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 4.40% and the PPA 2016 Mortality Table.

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A description of the retirement or pension benefit plans in which our NEOs participate is set forth below.

Tesoro Corporation Retirement Plan (the “Retirement Plan”)
Short Description

A tax-qualified pension plan with a monthly retirement benefit made up of two components:

•      a Final Average Pay (FAP) benefit for service through December 31, 2010, and

•      a Cash Balance account based benefit for service after December 31, 2010

The final benefit payable under the Retirement Plan is equal to the value of the sum of both the FAP and the Cash Balance components on the participant’s benefit commencement date.

FAP Benefit (through 12/31/2010)

•      1.1% of final average compensation for each year of service through December 31, 2010, plus 0.5% of final average compensation in excess of the Social Security Covered Compensation limit for each year of service through December 31, 2010, up to 35 years

•      Final average compensation is the monthly average of compensation (including base pay plus bonus but limited to the maximum compensation and benefit limits allowable for qualified plans under the Internal Revenue Code) over the consecutive 36-month period in the last 120 months preceding retirement that produces the highest average

Cash Balance Benefit (after 12/31/2010)

•      For service after 2010, participants earn pay and interest credits:

¡        Pay credits are determined based on a percentage of eligible pay at the end of each quarter ranging from 4.5% to 8.5% of pay based on a participant’s age at the end of each quarter

¡         Interest is credited quarterly on account balances based on a minimum of 3%, the 10-Year Treasury Bonds or the 30-Year Treasury Bonds, whichever is higher

Timing of Benefit Payments

•      Generally payable the first day of the month following the attainment of age 65 and the completion of at least 3 years of service

•      Early Retirement:

¡        If a participant qualifies for early retirement (age 50 with service plus age greater than or equal to 80, which is referred to as “80-point early retirement,” or age 55 with 5 years of service, which is referred to as “regular early retirement”), the FAP benefit component will be reduced by a subsidized early retirement factor prior to age 65. Under the 80-point early retirement definition, the FAP benefit component may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year the age at retirement is less than 60. Under the regular early retirement definition, the FAP benefit component may be paid at age 62 without reduction or earlier than age 62 with a reduction of approximately 7.14% per year for each year prior to age 62. If an employee does not qualify for early retirement upon separation from service, they will be eligible for an actuarially equivalent FAP benefit based on their age at the date the benefit is paid without an early retirement subsidy

¡        The Cash Balance benefit component for service after 2010 is always based on the actual balance of the cash balance account as of the payment date and is not subject to any reduction for payment prior to normal retirement

•      As of the end of fiscal 2015,

¡        Messrs. Goff and Parrish meet the regular early retirement criteria

¡        Mr. Sterin, Mr. Casey and Ms. Warner are not yet vested under the Retirement Plan

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Executive Security Plan (“ESP”)

Short Description	• A non-qualified pension plan that was closed to new participants in 2010

Benefit Formula

•      Final average compensation in the ESP is the highest three years of compensation out of the last seven calendar years that produces the highest average. Compensation includes base pay plus bonus (counted in the year earned not paid).

•      Gross monthly retirement benefit is equal to:

¡        4% of final average compensation for each of the first 10 years of service, plus

¡        2% of final average compensation for each of the next 10 years of service, plus

¡        1% of final average compensation for each of the last 10 years of service,

¡        for a maximum gross monthly retirement benefit of 70% of final average compensation for up to 30 years of service

•      Gross monthly retirement benefit is reduced by any benefits paid from the qualified Retirement Plan, and, after age 62, estimated Social Security benefits

Vesting and Timing of Benefit Payments

•      To qualify, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least 5 years of service

•      Payment:

¡         the gross monthly retirement benefit may be paid on or after age 60 without a reduction, or

¡         earlier than age 60 with a reduction of 7% per year for each year less than 60 (pro-rated for partial years)

•      As of the end of fiscal 2015,

¡        Messrs. Goff and Parrish are eligible to receive a payment

Death and Disability Benefits

•      The ESP provides for certain death and disability benefits. The death benefits in the ESP are equal to the greater of (1) the executive’s ESP benefit determined at date of death, (2) the actuarial equivalent of 400% of the executive’s base pay, prior to the date of death, or (3) the benefit determined as if the executive had remained an active employee through age 65 and was paid a benefit at age 65. Assuming that the following executives died on December 31, 2015, their monthly payment under the ESP, payable for the life of the beneficiary, would be the following, offset by the estimated Social Security benefit.

•      If the executive becomes disabled, the executive is entitled to the monthly retirement benefit for which he is eligible at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. Assuming that the following executives became disabled on December 31, 2015, their monthly payments under the ESP are payable on the first day of the month following the date on which the executive has attained both age 65 and has a minimum of five years of service.

	NEO	Monthly Death Benefit to Executive’s Beneficiary Before Age 62 ($)	Monthly Death Benefit to Executive’s Beneficiary After Age 62 ($)	Monthly Disability Benefit ($)
	Goff	203,148	201,161	220,249
	Parrish	67,050	65,108	76,648

	Supplemental Executive Retirement Plan (“SERP”)
Short Description

•      A non-qualified cash balance account based pension plan that provides eligible senior level executives who are hired on or after January 1, 2011 with a supplemental cash balance pension benefit in excess of those earned under the qualified Retirement Plan

Benefit Formula

•      Pay credits are equal to 15% of eligible pay offset by the value of the pay credits allocated to the qualified Retirement Plan. Interest is credited quarterly on account balances based on a minimum of 3%, the 10-Year Treasury Bonds or the 30-Year Treasury Bonds, whichever is higher

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Vesting and Timing of Benefit Payments

•      In order to receive a payment under the SERP, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least 5 years of service. As of the end of fiscal 2015, Mr. Sterin, Mr. Casey and Ms. Warner had not met the eligibility requirements to receive a payment under the plan

Death and Disability Benefits

•      The SERP provides for certain death and disability benefits. The death benefit is equal to the value of the vested account balance as of the date of death. The disability benefit provides continued pay and interest credits during the period of disability up to age 65.

	NEO	Present Value of Death Benefit ($)	Present Value of Disability Benefit ($)
	Sterin	171,841	1,902,637
	Casey	355,166	2,505,017
	Warner	111,006	743,839

Nonqualified Deferred Compensation in 2015

The following table sets forth information regarding the contributions to and year-end balances under our nonqualified deferred compensation plan for the NEOs in 2015.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($) (4)
Goff	–	55,246	(1,652)	–	97,130
Sterin	–	19,397	–	–	19,397
Casey	41,365	51,246	(183)	–	100,069
Warner	–	15,054	–	–	15,054
Parrish	–	13,432	(439)	–	23,448

(1)	The amount shown includes amounts reflected in the base salary column of the Summary Compensation Table for Mr. Casey.

(2)	The amounts shown include amounts reflected in the All Other Compensation column of the Summary Compensation Table for all the NEOs.

(3)	The amount shown reflects the change in the market value pertaining to the investment funds in which the NEO has chosen to invest his or her contributions and our contribution under the Tesoro Corporation Executive Deferred Compensation Plan.

(4)	A portion of the amounts disclosed in this column for Messrs. Goff, Casey and Parrish has previously been reported in Summary Compensation Tables for previous years, including the following amounts: Mr. Goff – $30,615 for 2014 and $11,142 for 2013; Mr. Casey – $7,016 for 2014; and Mr. Parrish – $7,383 for 2014 and $2,787 for 2013.

Tesoro Corporation Executive Deferred Compensation Plan (“EDCP”)
Short Description

•        Provides executives and key management personnel (including our NEOs) the opportunity to make additional pre-tax deferrals that cannot be made under our qualified 401(k) plan (“Thrift Plan”), due to salary and limitations imposed under the Internal Revenue Code.

Participant Contributions	• Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions.
Company Contributions

•        We will match the participant’s base salary contributions dollar-for-dollar up to 6% of eligible earnings above the IRS salary limitation (i.e., $265,000 for 2015).

•        Participants that are eligible for supplemental retirement benefits under the ESP are eligible to defer compensation under the EDCP, but are not eligible for the matching provisions of the EDCP.

Vesting	• A participant will vest in our matching contributions upon the completion of three years of service.

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2015 Potential Payments Upon Termination or Change-in-Control

The following table reflects the estimated amount of compensation for each of the NEOs upon certain termination events. Such compensation is in addition to the pension benefits, including certain termination-related pension benefits, described under the heading “Pension Benefits in 2015,” included in this Proxy Statement. The amounts shown below assume that the applicable termination occurred as of December 31, 2015 and are based on the agreements and arrangements in place on such date. The actual payments an executive would be entitled to may only be determined based upon the actual occurrence and circumstances surrounding the termination. The assumptions used in determining the estimated payments upon various termination scenarios are described below the table.

Our NEOs are eligible for certain benefits under our Executive Severance and Change-in-Control Plan in the event of a termination without “Cause”, a resignation with “Good Reason,” or a “Termination following a Change-in-Control” in the event of a termination without cause or by the NEO with good reason within two years following a change-in-control (with such terms as defined in such plan).

Name	Scenario	Severance ($)	Accelerated Equity Vesting ($)	Retirement Benefits ($)	Health Benefits ($)	Outplace- ment Services ($)	Total ($)
Goff	w/o Cause or w/ Good Reason	9,529,384	22,441,763	-	51,282	35,000	32,057,429
	Term. after Change-in-Control	12,000,000	40,730,958	-	42,041	-	52,772,999
	Retirement or Voluntary Term.	4,074,232	22,441,763	-	-	-	26,515,995
	Death	1,600,000	23,239,255	-	-	-	24,839,255
	Disability	1,480,000	23,239,255	-	-	-	24,719,255
	w/Cause	-	-	-	-	-	-
Sterin	w/o Cause or w/ Good Reason	1,904,861	1,874,500	-	23,827	35,000	3,838,188
	Term. after Change-in-Control	3,267,000	5,433,364	-	39,711	-	8,740,075
	Retirement or Voluntary Term.	-	-	-	-	-	-
	Death	-	1,440,305	-	-	-	1,440,305
	Disability	-	1,440,305	-	-	-	1,440,305
	w/Cause	-	-	-	-	-	-
Casey	w/o Cause or w/ Good Reason	2,140,236	3,026,198	-	24,611	35,000	5,226,045
	Term. after Change-in-Control	3,206,250	7,675,053	-	41,019	-	10,922,322
	Retirement or Voluntary Term.	-	-	-	-	-	-
	Death	-	2,333,642	-	-	-	2,333,642
	Disability	-	2,333,642	-	-	-	2,333,642
	w/Cause	-	-	-	-	-	-
Warner	w/o Cause or w/ Good Reason	1,384,789	1,135,841	-	25,225	35,000	2,580,855
	Term. after Change-in-Control	2,812,500	4,092,766	-	42,041	-	6,947,307
	Retirement or Voluntary Term.	-	-	-	-	-	-
	Death	-	835,160	-	-	-	835,160
	Disability	-	835,160	-	-	-	835,160
	w/Cause	-	-	-	-	-	-
Parrish	w/o Cause or w/ Good Reason	2,202,680	2,676,159	-	24,642	35,000	4,938,481
	Term. after Change-in-Control	2,619,000	4,751,557	-	41,070	-	7,411,627
	Retirement or Voluntary Term.	793,056	2,676,159	-	-	-	3,469,215
	Death	-	2,705,243	-	-	-	2,705,243
	Disability	-	2,705,243	-	-	-	2,705,243
	w/Cause	-	-	-	-	-	-

Tesoro Corporation 2016 Proxy Statement    49

•	Accrued Benefits. In each termination scenario, each NEO would be entitled to the following accrued benefits: any accrued but unpaid base salary to the date of termination; any accrued but unpaid expenses; any unused vacation pay; any unpaid bonuses for a prior period to which the NEO is entitled per the incentive compensation program; and any other benefits to which the NEO is entitled.

•	Severance.
¡	Involuntary Termination Without Cause or Voluntary Termination with Good Reason. Pursuant to the Executive Severance and Change-in-Control Plan, Mr. Goff will receive an amount equal to two times the sum of his base salary and the greater of his highest annual bonus earned under the applicable annual incentive compensation plan during the preceding three years or $450,000. For the other NEOs, their severance amount is based on a multiple of their base salary and the average bonuses paid during the preceding three years, as applicable (for each of Mr. Sterin, Mr. Casey, Ms. Warner and Mr. Parrish – one and three-fourths times). For the NEOs, their severance will be paid in a lump sum following the end of the six months after termination.
¡	Involuntary Termination Following a Change-in-Control. Pursuant to the Executive Severance and Change-in-Control Plan, each NEO will receive an amount equal to a multiple of base salary and target annual bonus (Mr. Goff – three times; Mr. Sterin, Mr. Casey, Ms. Warner and Mr. Parrish – two and one-half times). For each NEO, the severance amount will be paid in a lump sum six months after termination.
¡	Retirement or Voluntary Termination. Pursuant to the terms of Tesoro’s annual incentive program, upon retirement for any reason on or after July 1 of the applicable year, Messrs. Goff and Parrish will receive a pro-rated bonus for the year of termination since they are retirement eligible. The other NEOs will not receive a pro-rated bonus since they are not retirement eligible.
¡	Death. Pursuant to the Executive Severance and Change-in-Control Plan, Mr. Goff will receive one additional year of base salary.
¡	Disability. Pursuant to the Executive Security and Change-in-Control Plan, Mr. Goff will receive additional base salary for one year, offset by any payments that he would receive under our long-term disability plan for the period specified.

•	Accelerated Equity Vesting.

¡	Involuntary Termination Without Cause or Voluntary Termination with Good Reason.
¡	As Messrs. Goff and Parrish are retirement eligible, they will receive a pro-rated payout of their performance shares along with accrued cash dividend equivalents, their market stock units, and their TLLP performance phantom units along with accumulated distribution equivalent rights based on actual performance at the end of the performance period.
¡	As Mr. Sterin, Mr. Casey and Ms. Warner worked a minimum of twelve months during the performance period, they will receive a pro-rated payout of their performance share awards along with accrued cash dividend equivalents and their market stock units granted in 2014 all based on actual performance at the end of the performance period.
¡	As Mr. Sterin and Mr. Casey worked a minimum of twelve months during the performance period, they will receive a pro-rated payout of their TLLP performance phantom units along with accumulated distribution equivalent rights based on actual performance at the end of the performance period.
¡	Ms. Warner will forfeit any unvested restricted stock.
¡	Involuntary Termination Following a Change-in-Control.
¡	Each NEO will be 100% vested in all equity awards.
¡	For the performance share awards, the NEOs will be paid out at the greater of the target amount or the actual performance through a date determined by the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) prior to the change-in-control along with the accrued cash dividend equivalents.

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¡	For the market stock units, the NEOs will earn the number of shares based on actual performance at the time of the change-in-control.
¡	For the TLLP performance phantom units, Messrs. Goff, Sterin, Casey and Parrish will vest in their TLLP performance phantom units at target and will be paid the accumulated distribution equivalent rights accumulated on those units at the time of the change-in-control.
¡	The value of accelerated unvested restricted stock granted to Ms. Warner represents the fair market value of such awards as of December 31, 2015 along with cash accrued dividends.
¡	Retirement or Voluntary Termination.
¡	As Messrs. Goff and Parrish are retirement eligible, they will receive a pro-rated payout of their performance share awards along with accrued cash dividends and their market stock units based on actual performance at the end of the performance period. In addition, Messrs. Goff and Parrish will receive a pro-rated payout of their TLLP performance phantom units along with accumulated distribution equivalent rights on those units based on actual performance at the end of the performance period. All the other NEOs will forfeit all their unvested performance shares and market stock units.
¡	Ms. Warner will forfeit any unvested restricted stock.
¡	Death and Disability.
¡	As Messrs. Goff and Parrish are retirement eligible, their beneficiaries or estate would receive a pro-rated payout of their performance shares along with accrued cash dividend equivalents and their market stock units based on actual performance at the end of the performance period.
¡	The beneficiaries or the estate for Mr. Sterin, Mr. Casey and Ms. Warner would receive a pro-rated payout of their performance shares along with accrued cash dividend equivalents and their market stock units based on target performance as of December 31, 2015.
¡	The TLLP performance phantom units granted to Messrs. Goff, Sterin, Casey and Parrish would vest at target and their beneficiaries or estates would be paid the accumulated distribution equivalent rights on those units as of December 31, 2015.
¡	Termination with Cause. Each NEO will forfeit all unvested equity awards upon termination due to a termination with Cause.

•	Health Coverage. For each NEO, the amount represents the estimated health and welfare benefits provided to the executive.
¡	Involuntary Termination Without Cause or Voluntary Termination with Good Reason. Pursuant to the Executive Severance and Change-in-Control Plan, Mr. Goff will receive health benefits to the extent that group health coverage is being provided by us and will continue until the earliest of the following to occur: two and one-half years after the date of the executive’s termination, the executive’s death, or if the executive becomes covered by a comparable benefit by a subsequent employer. Mr. Sterin, Mr. Casey, Ms. Warner and Mr. Parrish will receive medical benefits for a period of eighteen months from their date of termination.
¡	Involuntary Termination Following a Change-in-Control. Pursuant to the Executive Severance and Change-in-Control Plan, Mr. Goff, Mr. Sterin, Mr. Casey, Ms. Warner and Mr. Parrish will each receive thirty additional months of our group medical plan.

•	Outplacement Services.
¡	Involuntary Termination Without Cause or Voluntary Termination with Good Reason, Pursuant to the Executive Severance and Change-in-Control Plan Mr. Goff, Mr. Sterin, Mr. Casey, Ms. Warner, and Mr. Parrish will receive outplacement services for up to twelve months commencing after date of executive’s termination.

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Audit-Related Matters

Audit Committee Report

Structure and Charter of the Audit Committee

The Audit Committee is composed exclusively of independent directors who our Board has determined are financially literate. In addition, the Board has determined that Mr. Chase, Mr. Goldman and Ms. McCarthy each qualify as an “audit committee financial expert,” as defined by SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors. It is summarized under “Corporate Governance and Board Matters – Board Leadership and Committees” on page 10 and available on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=79122&p=irol-govhighlights. The charter, which was last amended in October 2014, is reviewed annually by the Committee and, when appropriate, recommendations for changes are made to the Board. In addition, the Audit Committee maintains an annual charter checklist and a schedule of proposed meeting topics for the upcoming year to confirm that the Audit Committee is satisfying its duties and responsibilities under the charter and addressing any other issues of importance.

Responsibilities and 2015 Actions of the Audit Committee

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the Company’s management. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the Company’s independent registered public accounting firm, and the performance of our internal audit function.

During 2015, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. The Audit Committee, which met seven times during 2015, meets at least once each quarter to review our earnings release and the quarterly Forms 10-Q or annual Form 10-K, as applicable. In addition, the Committee meets as needed to address emerging accounting, compliance, or other matters or for educational training. Specifically, the Audit Committee:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC,

•	reviewed and discussed with management, the internal auditor, and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s opinion about the effectiveness of the Company’s internal control over financial reporting,

•	reviewed and discussed with management, the internal auditor, and the independent registered public accounting firm, as appropriate, the audit scopes and plans of both the internal audit function and independent registered public accounting firm,

•	inquired about significant financial risk exposures, assessed the steps management is taking to control these risks, and reviewed the Company’s policies for risk assessment and risk management,

•	met in periodic executive sessions with each of management, the internal auditor, and the independent registered public accounting firm, to discuss the results of their examinations, their evaluations of internal controls, and the overall quality of the Company’s financial reporting,

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•	met with the chief financial officer and controller to discuss the processes they have undertaken to evaluate the accuracy and fair presentation of the Company’s consolidated financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting,

•	reviewed and assessed the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs,

•	received reports about the receipt, retention, and treatment of financial reporting and other compliance concerns,

•	reviewed with the general counsel legal and regulatory matters that may have a material impact on the consolidated financial statements or internal control over financial reporting; and

•	reviewed the performance of the Company’s controller and head of internal audit.

Oversight of Independent Registered Public Accounting Firm

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm. EY has served as the Company’s independent registered public accounting firm since 2008 and reports directly to the Audit Committee. Representatives of EY regularly meet with the Audit Committee without management present. Reports from EY to the Audit Committee include discussions of significant accounting policies applied by the Company in its financial statements, alternative accounting treatments, and the overall quality of the Company’s financial reporting. The Audit Committee has the authority and receives appropriate funding from the Company, as determined by the Audit Committee, to obtain advice and assistance from outside legal, accounting or other advisors as it deems appropriate.

The Audit Committee annually reviews the independence, performance, quality control procedures and fees of EY, our independent registered public accounting firm, prior to or in connection with the Audit Committee’s determination of whether to retain EY or engage another firm as our independent auditor. The Audit Committee also reviews the scope of and overall plans for the annual audit and approves the terms of EY’s engagement letter. Among other things, our annual evaluation of EY addresses the quality of EY’s discussions with the Audit Committee; the quality, timeliness and clarity of materials presented by EY to the Audit Committee; the accessibility, responsiveness, technical competence, objectivity, and professionalism of the lead audit partner and other members of the audit team assigned to our account; and the effectiveness of EY’s communications with the Company and the Audit Committee.

In considering whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, the Audit Committee considers a number of factors including, but not limited to:

•	EY’s historical and recent performance on the Tesoro audit, including the results of an internal survey regarding the quality and efficiency of the services provided by EY;

•	EY’s capabilities, technical expertise, and knowledge of our operations and industry, including the expertise of the lead audit partner;

•	The quality and candor of the firm’s communications with the Audit Committee and with management;

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•	An analysis of EY’s known legal risks and significant proceedings;

•	External data relating to audit quality and performance, including recent PCAOB reports on EY and its peer firms;

•	The appropriateness of EY’s fees;

•	EY’s tenure as our independent registered public accounting firm and its familiarity with our operations and business, accounting policies and practices and internal control over financial reporting;

•	EY’s capability and expertise in handling the breadth and complexity of our operations; and

•	EY’s independence.

Based on these evaluations, the Audit Committee believes that EY is independent and that it is in the best interest of Tesoro and our stockholders to retain EY as our independent registered public accounting firm for 2016. See “Items to Be Voted On – Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm”.

Oversight of Internal Audit and Risk Management

The Audit Committee also reviews the plan, scope and results of our internal audit. The Audit Committee meets with our head of internal audit both with and without management to evaluate internal audit findings and performance. The Audit Committee also reviews our risk management policies, as well as our major financial risk exposures and our plans and progress to control these risks.

2015 Audited Financial Statements

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

4.	Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors as of March 10, 2016(a).

Rodney F. Chase, Chairman

Robert W. Goldman

Mary Pat McCarthy

(a)	Mr. Yang is not a signatory to this Audit Committee report because he was appointed to the Committee effective March 14, 2016, after this report was approved by the Audit Committee.

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Auditor Fees and Services

EY has served as our independent auditor since 2008. Pursuant to the five-year partner rotation requirement mandated by the Sarbanes-Oxley Act of 2002, EY’s lead engagement partner rotated after completion of the audit for the year ended December 31, 2014, and will rotate again no later than after completion of the audit for the year ended December 31, 2019. The process for selecting the new lead audit partner involved an assessment of many factors, including the candidates’ industry experience, broad-based business judgment, robust dialogue with the Audit Committee, ability to leverage the resources of EY, commitment to continuous improvement, objectivity and independence. The selection process also involved discussions with management regarding each of the candidates and a meeting between the Audit Committee and the final candidate for the role before his appointment.

The following table presents fees billed for the years ended December 31, 2015 and 2014, for professional services performed by EY. Note that this does not include fees paid directly by TLLP for professional services performed by EY.

	2015	2014
Audit Fees (1)	$3,985,154	$4,076,645
Audit-Related Fees (2)	5,000	25,000
Tax Fees (3)	—	—
All Other Fees (4)	3,990	239,482
Total	$3,994,144	$4,341,127

(1)	Audit Fees represent the aggregate fees for professional services rendered by EY in connection with its audits of Tesoro Corporation’s consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits, regulatory filings, registration statements, comfort letters and accounting consultations.

(2)	Audit-Related Fees represent the aggregate fees for professional services rendered by EY in connection with its audits and related services performed in connection with business dispositions and special reports. Audit-related fees of $20,000 in 2014 were subject to reimbursement by a third party.

(3)	Tax Fees represent the aggregate fees for tax services rendered by EY for matters such as consultation on income, sales, use and excise tax matters.

(4)	All Other Fees represent the aggregate fees billed by EY for information technology advisory services and a subscription to its web-based accounting and auditing research tool.

In accordance with the Audit Committee charter, all audit and permitted non-audit services performed by EY in 2014 and 2015 were pre-approved by the Audit Committee. The Audit Committee’s pre-approval procedures provide for pre-approval of specifically described audit, audit-related and tax services by the Audit Committee on an annual basis as long as the Audit Committee is informed of each service and the services do not exceed certain pre-established thresholds. The procedures also authorize the Audit Committee to delegate to the Chairman of the Audit Committee pre-approval authorization with respect to audit and permitted non-audit services; any such services that are approved by the Audit Committee Chairman must be ratified at the next regularly scheduled meeting of the Audit Committee. The Audit Committee has determined that the relatively small amount of non-audit services rendered by EY (compared to both the overall amount of services rendered by EY to the Company and by EY to all of its customers) is compatible with maintaining EY’s independence.

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Relationship with TLLP

We own (directly and through our affiliates) approximately 36% of the interests in Tesoro Logistics LP (“TLLP”), including a 2% general partner interest held by our wholly owned indirect subsidiary Tesoro Logistics GP, LLC (the “general partner” or “TLGP”). The general partner manages TLLP’s operations and activities through its officers and directors. Messrs. Goff, Sterin and Parrish serve as executive officers of both Tesoro Corporation and TLGP. Mr. Casey is an executive officer of Tesoro Corporation and also served as an executive officer of TLGP until the appointment of Don J. Sorensen as Vice President, Operations, of TLGP in early 2015. In addition, Messrs. Goff, Goldman, Sterin and Wiley serve as directors of TLGP.

Distributions and Additional Equity Investment

TLLP makes cash distributions to its unitholders, including to us as the direct and indirect holder of an aggregate 32,445,115 common units, as well as a 2% general partner interest. If distributions exceed the minimum quarterly distribution and other higher target distribution levels, the general partner is entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level. During 2015, TLLP distributed approximately $80 million to us with respect to common and subordinated units and approximately $68 million with respect to the general partner interest (including incentive distribution rights). Tesoro waived its right to $7.5 million of distributions related to incentive distribution rights paid in 2015 and an additional $2.5 million of incentive distribution rights declared in the first quarter of 2016.

In July 2015 TLLP acquired the remaining outstanding interests of QEP Midstream Partners, LP (“QEPM”). Prior to this acquisition, we received distributions from QEPM of $19 million with respect to common and subordinated units and approximately $1 million with respect to the general partner interest (including incentive distribution rights).

In November 2015, we invested an additional $250 million in TLLP’s common units as part of the sale of certain logistics assets on the U.S. West Coast. We received, through our subsidiaries, 4,263,367 common units and 269,067 general partner units as part of the transaction.

Purchase and Sale Transactions

On November 12, 2015, we entered into an agreement with TLLP pursuant to which TLLP acquired certain terminalling and pipeline assets (the “2015 Los Angeles Refinery Storage and Handling Assets”) owned by us and two of our subsidiaries, Tesoro Refining & Marketing Company LLC (“TRMC”) and Carson Cogeneration Company (the “2015 Los Angeles Refinery Storage and Handling Assets Acquisition”) in exchange for total consideration of approximately $500 million, comprised of approximately $250 million in cash, financed pursuant to a term loan, and the issuance of equity with a fair value of approximately $250 million. The equity was comprised of 4,263,457 common units and 269,067 general partner units. We closed the acquisition effective November 12, 2015.

Commercial and Other Agreements

We have entered into various long-term, fee-based commercial agreements with TLLP under which TLLP provides various pipeline transportation, trucking, terminal distribution and storage services to us, and we commit to provide TLLP with minimum monthly throughput volumes of crude oil and refined products. Except for our trucking transportation services agreements, the commercial agreements generally have ten year initial terms. We believe the terms and conditions under these agreements, as well as our other agreements with TLLP described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with

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respect to similar services. Descriptions of the services TLLP provides us under these commercial agreements and the approximate costs owed to TLLP under these categories of agreements in 2015 are as follows:

•	High Plains Pipeline Gathering and Trucking ($94 million, including $5 million of imbalance settlements paid to TLLP) – a pipeline transportation services agreement for the gathering and transporting and crude oil on TLLP’s High Plains system, as well as a crude oil trucking transportation services agreement for trucking related services and storage at the Bakken Area Storage Hub;

•	Terminalling Use, Services and Throughput ($316 million) – agreements for berth access, terminal use and services, storage and throughput at TLLP’s marine terminals, storage and marketing terminals and similar facilities, including the Martinez Terminalling Agreement, the Nikiski Terminalling Agreement and the Anacortes Terminalling Agreement for terminalling and storage services; the Anacortes Storage Service Agreement for storage services; and the Carson Storage Services Agreement for storage services in connection with the 2015 Los Angeles Refinery Storage and Handling Assets;

•	Pipeline Transportation Services ($75 million) – pipeline transportation services agreements for transporting crude oil, refined products and other commodities on TLLP’s short-haul pipeline systems in Salt Lake City and Los Angeles, as well as TLLP’s pipeline system in the Los Angeles area and a regulated common carrier refined products pipeline system connecting our Kenai refinery to Anchorage;

•	Anacortes Rail Facility ($25 million) – a track use and throughput agreement in which we pay TLLP fees for transporting and offloading crude oil through TLLP’s Anacortes, Washington rail unloading facility;

•	Carson Coke Lease and Handling ($4 million) – agreements for TRMC to lease the land on which the petroleum coke handling and storage facility resides and for TLLP to provide us operational services related to the operation of such facility;

•	Keep-Whole Commodity Agreement ($96 million) – TLLP processes gas for certain producers under “keep-whole” processing agreements. Under a keep-whole agreement, a producer transfers title to the natural gas liquids (“NGLs”) produced during gas processing, and the processor, in exchange, delivers to the producer natural gas with a BTU content equivalent to the NGLs removed. The operating margin for these contracts is determined by the spread between NGL sales prices and the price paid to purchase the replacement natural gas (“Shrink Gas”). TLLP entered into a five-year agreement with us, which transfers the commodity risk exposure associated with these “keep-whole” processing agreements from TLLP to Tesoro (the “Keep-Whole Commodity Agreement”). Under the Keep-Whole Commodity Agreement, we pay TLLP a processing fee for NGLs related to “keep-whole” agreements and deliver Shrink Gas to the producers on TLLP’s behalf. TLLP pays us a marketing fee in exchange for assuming the commodity risk. Terms and pricing under this agreement are revised each year. The Keep-Whole Commodity Agreement minimizes the impact on TLLP of commodity price movement during the annual period subsequent to renegotiation of terms and pricing each year. However, the annual fee TLLP charges us could be impacted as a result of any changes in the spread between the natural gas liquids sales prices and the price of natural gas.

TLLP’s Northwest Products System is a FERC-regulated system and we do not have any contractual agreements with TLLP related to the use of the system. However, TLLP charged us approximately $10 million in pipeline transportation tariffs with respect to the use of such system in 2015.

Omnibus Agreement

We are party to an Omnibus Agreement (the “Omnibus Agreement”) with TLLP, TLGP, and various of our subsidiaries that addresses, among other things, the following matters:

•	TLLP’s obligation to pay us an annual corporate services fee, currently in the amount of $9.3 million, for the provision by us of certain centralized corporate services, as well as its obligation to reimburse us for all other direct or allocated costs and expenses incurred by us or our affiliates on TLLP’s behalf;

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•	an agreement from us and our subsidiaries TRMC and Tesoro Alaska Company not to compete with TLLP under certain circumstances;

•	TLLP’s right of first offer to acquire certain logistics assets from us, and our subsidiaries TRMC and Tesoro Alaska Company LLC;

•	the indemnification obligations of the parties for certain claims, losses and expenses attributable to certain environmental, title, tax and other liabilities relating to assets contributed by us and our subsidiaries to TLLP; and

•	the granting of a license from us to TLLP with respect to use of the Tesoro name and trademark.

So long as we control TLGP, the Omnibus Agreement will remain in full force and effect unless mutually terminated by the parties. We charged TLLP approximately $157 million pursuant to this agreement in 2015.

In addition, we reimburse TLLP for certain expenses, capital expenditures and deferred charges identified in the Omnibus Agreement related to assets included in acquisitions from us. TLLP charged us $71 million to reimburse these costs during 2015 pursuant to the Omnibus Agreement.

Secondment and Logistics Services Agreement

Our subsidiaries are party to a Secondment Agreement among TLGP, our subsidiaries, Tesoro Alaska Company LLC, TRMC and Tesoro Companies, Inc. (Tesoro Alaska Company LLC, TRMC and Tesoro Companies, Inc. collectively the “Tesoro Group”) under which the Tesoro Group provides TLLP with certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services. TLLP and its subsidiaries pay the Tesoro Group an annual service fee for services performed by certain of the Tesoro Group’s field-level employees. Additionally, employees of TLGP may be seconded to Tesoro to provide operational and maintenance services related to certain assets, for which Tesoro reimburses TLGP for the associated costs. We charged TLLP approximately $8 million pursuant to this agreement during 2015, and TLLP charged us approximately $3 million.

Agreement for Construction of Anacortes Truck Rack

TLLP constructed a new gasoline and diesel truck rack at the site of the Anacortes terminal it acquired as part of its 2014 acquisition of west coast logistics assets from TRMC. TLLP contracted with TRMC to act as general contractor for the project for a total price of $23 million. Because the project was not completed by the May 1, 2015 deadline, TLLP’s payments were reduced by $1 million. TLLP payments to Tesoro under this agreement were approximately $20 million during 2015 (including $17 million that was accrued by TLLP as of December 31, 2014). Additionally, TLLP recognized an equity contribution of $7 million from us related to our full construction cost of $30 million.

Carson Assets Indemnity Agreement

TLLP and TRMC entered into the Carson Assets Indemnity Agreement in connection with the December 2013 acquisition by TLLP of certain Los Angeles logistics assets. The Carson Assets Indemnity Agreement established indemnification for certain matters including known and unknown environmental liabilities arising out of the use or operation of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets prior to the respective acquisition dates. The agreement also provides for reimbursement from TRMC to TLLP for repair and maintenance of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets that are required to comply with current minimum standards under certain regulations. During 2015, TRMC incurred approximately $1 million related to expenses that were reimbursable to TLLP.

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First Amended and Restated Omnibus Agreement of QEP Midstream

QEPM amended and restated its omnibus agreement (“QEPM Omnibus Agreement”) upon the closing of TLLP’s acquisition of the Rockies natural gas gathering and processing business on December 2, 2014 to transfer all previous rights and obligations to TLLP and TLGP. Under the QEPM Omnibus Agreement, TLGP, together with TLLP, provided services to QEPM. Pursuant to the agreement, during 2015, TLGP charged QEPM $7 million of which approximately $5 million was owed to TLLP. The Agreement was terminated in connection with the merger of QEPM and a subsidiary of TLLP in July 2015, resulting in QEPM becoming a wholly owned subsidiary of TLLP.

Stock Ownership Information

Security Ownership by Directors and Executive Officers

The following table shows the beneficial ownership of our common stock reported to us as of March 11, 2016, including shares as to which a vested right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shares credited to accounts under our Thrift Plan, for each director and nominee, the NEOs and our current directors and executive officers as a group.

•	Includes shares of unvested restricted stock.

•	The ownership shown below Includes shares that the listed persons had the right to acquire through the exercise of stock options on March 11, 2016, or within 60 days thereafter, as well as restricted stock units granted to non-employee directors that will vest or be distributed within 60 days of March 11, 2016.

•	Units of phantom stock, payable in cash, which have been credited to the directors under the Board of Directors Deferred Compensation Plan and the Phantom Stock Plan are not included in the shares shown. Performance shares and market stock unit awards granted to executive officers for performance periods ending December 31, 2015 and later are not included in the shares shown.

•	Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed.

•	As of March 11, 2016, there were 119,890,566 shares outstanding.

•	No director, NEO or executive officer beneficially owns more than 1% of our common stock.

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	Aggregate Number of Shares Beneficially Owned	Additional Information
Rodney F. Chase	8,260	Includes 1,689 shares underlying restricted stock units
Edward G. Galante	10
Gregory J. Goff	714,973	Includes 151,513 shares underlying stock options and 596 shares credited under the Tesoro Corporation Thrift Plan
Robert W. Goldman	50,332	Includes 15,000 shares underlying stock options, and 4,532 shares underlying restricted stock units
David Lilley	11,260	Includes 1,689 shares underlying restricted stock units
Mary Pat McCarthy	7,828	Includes 6,989 shares underlying restricted stock units
J.W. Nokes	36,326	Includes 19,000 shares underlying stock options, and 4,146 shares underlying restricted stock units
Susan Tomasky	5,600	Includes 1,689 shares underlying restricted stock units
Michael E. Wiley	37,787	Includes 9,000 shares underlying stock options, and 1,689 shares underlying restricted stock units
Patrick Y. Yang	1,474
Steven M. Sterin	5,792
Keith M. Casey	9,888
Cynthia J. Warner	27,411	Restricted stock that remains subject to vesting requirements
Charles S. Parrish	124,811
All Directors and Executive Officers (17 individuals)	1,059,310	Represents less than 1% of the shares outstanding.

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Ownership of TLLP Common Units

The following table shows the beneficial ownership of our units of TLLP reported to us as of March 11, 2016, including units as to which a vested right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Exchange Act, for each director and nominee, the NEOs and our current directors and officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the units listed. As of March 11, 2016, there were 93,633,156 common units outstanding (including 32,445,115 common units held by Tesoro Corporation and its affiliates). This table does not include (1) the 1,900,515 general partner units held by Tesoro Logistics GP, LLC or (2) phantom units held by certain of our executive officers that do not vest within 60 days of March 11, 2016. None of our executive officers or directors hold general partner units. No director, NEO or executive officer beneficially owns more than 1% of TLLP’s common units. Furthermore, the current directors and executive officers as a group do not own more than 1% of TLLP’s common units.

	Aggregate Number of TLLP Common Units Beneficially Owned	Additional Information
Rodney F. Chase	–
Edward G. Galante	1,180
Gregory J. Goff	85,785
Robert W. Goldman	4,100
David Lilley	–
Mary Pat McCarthy	–
J.W. Nokes	–
Susan Tomasky	–
Michael E. Wiley	–
Patrick Y. Yang	–
Steven M. Sterin	2,214
Keith M. Casey	–
Charles S. Parrish	13,428
Cynthia J. Warner	–
All Directors and Executive Officers (17 individuals)	106,707

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Security Ownership by Certain Beneficial Owners

The following table sets forth information from filings made with the SEC as to each person or group who as of December 31, 2015 (unless otherwise noted) beneficially owned more than 5% of the outstanding shares of our common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (a)
The Vanguard Group, Inc. (b) 100 Vanguard Blvd. Malvern, PA 19355	11,525,297	9.6%
BlackRock, Inc. (c) 55 East 52nd Street New York, NY 10055	8,581,325	7.2%
State Street Corporation (d) State Street Financial Center One Lincoln Street Boston, MA 02111	8,454,377	7.1%

(a)	Based on the number of shares outstanding (119,890,566) on March 11, 2016, plus the number of shares acquirable by the specified person(s) within 60 days of March 11, 2016.

(b)	According to Amendment No. 4 to Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group, Inc. has sole voting power with regard to 222,900 shares of our common stock, shared voting power with regard to 11,900 shares of our common stock, sole investment power with regard to 11,288,002 shares of our common stock and shared investment power with regard to 237,295 shares of our common stock.

(c)	According to Amendment No. 2 to Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. has sole voting power with regard to 7,255,977 shares of our common stock and sole investment power with regard to 8,581,325 shares of our common stock.

(d)	According to a Schedule 13G filed with the SEC on February 16, 2016, State Street Corporation and certain of its direct and indirect subsidiaries have shared voting power and shared investment power with regard to 8,454,377 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other equity securities. Based on a review of those forms provided to us and any written representations, we believe that during the year ended December 31, 2015, our directors, executive officers and holders of more than 10% of our voting stock filed the required reports on a timely basis under Section 16(a).

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Items to Be Voted On

Proposal No. 1 – Election of Directors

At the Annual Meeting, the stockholders are requested to elect ten directors to hold office until the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of the nominees has indicated his or her willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve. Each of the director nominees, except for Mr. Galante, who joined the Board in March 2016, is currently serving as a director after being elected at the 2015 Annual Meeting of Stockholders. Mr. Galante was recommended to the Governance Committee by a third party search firm engaged by the Board.

We have adopted a majority voting standard in uncontested director elections. Our Bylaws prescribe the voting standard for director elections as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the Annual Meeting), the directors will be elected by the vote of a plurality of the votes cast on the election of directors. Under our Corporate Governance Guidelines, each nominee who already serves as a director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, the Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation and will publicly disclose its decision regarding whether to accept the director’s resignation offer, or, if applicable, the reason(s) for rejecting the resignation offer, within 90 days from the date of the certification of the stockholder vote.

Our Board of Directors recommends that you vote “FOR” the election to the Board of each of the following nominees.

Rodney F. Chase Age 72 Director since 2006 Former Energy Industry Executive

Mr. Chase served as the Non-Executive Chairman of Genel Energy plc, an international oil and gas exploration and production company, from 2011 until 2015, and Non-Executive Chairman of Computer Sciences Corporation, an information technology and professional services company, from 2012 until 2015. He previously served as Non-Executive Chairman for Petrofac Ltd. in the United Kingdom, an international oil and gas services company, from 2005 until May 2011, and as Deputy Chairman of Tesco plc in the United Kingdom, an international retailing company, until July 2010. Mr. Chase spent 39 years with BP plc, a large, international oil and gas company, holding positions within the upstream and downstream segments of the industry in Australia, Europe and North America. His background includes positions in shipping, refining, marketing, distribution, oil trading and gas as well as finance and strategic planning at the corporate executive level. From 2003 to 2008, Mr. Chase served as Senior Advisor for the U.S. and Europe for Lehman Brothers, Ltd., formerly an investment bank, in London, England.

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Key Qualifications, Attributes, Skills and Experience:

•	Board Leadership, Industry and Strategic Planning Experience -- 49 years of experience in the energy industry, including service as the former Non-Executive Chairman of an international oil and gas services company (Petrofac) and a former executive of a large, international oil and gas company (BP)
•	Financial/Accounting Expertise -- Former Chief Executive Officer of BP Finance International and Group Treasurer and former senior advisor for Lehman Brothers
•	Talent Management and Public Company Board Experience -- Computer Sciences Corporation, Tesco, Petrofac

Other Current Directorships: Hess Corporation

Former Public Company Directorships: Computer Sciences Corporation (from 2012 until 2015), Genel Energy, plc (from 2011 until 2015), Nalco Holding Co. (from 2005 until 2011), Petrofac Ltd. (from 2005 until 2011) and Tesco plc (from 2002 until 2010)

Edward G. Galante Age 65 Director since 2016 Former Senior Vice President and Member of the Management Committee of ExxonMobil Corporation

Mr. Galante served as Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. Prior to that, he held various management positions of increasing responsibility during his more than 30 years with ExxonMobil Corporation, including serving as Executive Vice President of ExxonMobil Chemical Company from 1999 to 2001. Mr. Galante serves on the Boards of the United Way Foundation of Metropolitan Dallas and the United Way of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University.

Key Qualifications, Attributes, Skills and Experience:

•	Industry, Operations, Management, Leadership, Strategic Planning and Talent Management Experience -- over 30 years of experience in the oil, gas, refining and chemical sectors of the energy industry, including service as a senior operating executive of ExxonMobil, one of the largest global energy companies, and as Chair of the Compensation and Management Committee of Praxair, Inc.
•	Risk Management Experience -- service on the Environmental, Health, Safety and Public Policy Committee of Celanese Corporation and the Technology, Safety, Sustainability Committee and the Governance and Nominating Committee of Praxair, Inc.
•	Public Company Board Experience -- Celanese Corporation, Clean Harbors, Inc., Praxair, Inc. and Foster Wheeler AG
•	Financial/Accounting Expertise -- service on the Audit Committees of Celanese Corporation and Foster Wheeler AG

Other Current Directorships: Celanese Corporation, Clean Harbors, Inc., Praxair, Inc.

Former Public Company Directorships: Foster Wheeler AG (from 2008 until 2014)

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Gregory J. Goff Age 59 Director since 2010 Chairman of the Board since December 31, 2014 Our Chairman, President and Chief Executive Officer

Mr. Goff has served as our President and Chief Executive Officer since May 2010 and as our Chairman since December 31, 2014. Since December 2011, Mr. Goff has also served as Chairman of the Board of Directors and Chief Executive Officer of Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP. Prior to joining us, Mr. Goff served as Senior Vice President, Commercial for ConocoPhillips Corporation, an international, integrated energy company, from 2008 to 2010. Mr. Goff also held various other positions at ConocoPhillips from 1981 to 2008, including Managing Director and CEO of Conoco JET Nordic from 1998 to 2000; Chairman and Managing Director of Conoco Limited, a UK-based refining and marketing affiliate, from 2000 to 2002; President of ConocoPhillips Europe and Asia Pacific downstream operations from 2002 to 2004; President of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business from 2004 to 2006; and President of ConocoPhillips specialty businesses and business development from 2006 to 2008. Mr. Goff serves as Chairman of the Board of the American Fuel and Petrochemical Manufacturers trade association and on the National Advisory Board of the University of Utah Business School. Previously, Mr. Goff served on the board of Chevron Phillips Chemical Company and was a member of the upstream and downstream committees of the American Petroleum Institute. In addition, Mr. Goff has public company experience from his prior service on the board of directors of DCP Midstream GP, LLC.

Key Qualifications, Attributes, Skills and Experience:

•	President and CEO/Company Knowledge -- As our Chairman, President and CEO, Mr. Goff brings to the Board a deep understanding of and unique perspective on our business and operations and the environment in which we operate.
•	Leadership, Industry and Strategic Planning Experience -- Current CEO of a large independent refining and petroleum products marketing company (Tesoro), current Chairman of a national trade association representing refiners and petrochemical manufacturers (American Fuel and Petrochemical Manufacturers) and as a former senior executive of an international energy company (ConocoPhillips) and former member of the upstream and downstream committees of a national oil and natural gas industry trade association (American Petroleum Institute)
•	Operations Experience -- 29 years of service in various positions with ConocoPhillips
•	Public Company Board Experience -- DCP Midstream and Polyone Corporation

Other Current Directorships: Polyone Corporation, Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP (a master limited partnership of which Tesoro and its subsidiaries own approximately 36%)

Former Public Company Directorships: DCP Midstream GP, LLC (from 2008 until 2010), QEP Midstream Partners, LP (from 2014 until 2015)

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Robert W. Goldman Age 73 Director since 2004 Former Senior Vice President and Chief Financial Officer of Conoco, Inc.

Mr. Goldman has been an independent financial consultant since 2002. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc., an international, integrated energy company. Prior to joining Conoco in 1988 as its Vice President and Controller and subsequently serving as Senior Vice President, Finance, he worked for E.I. Du Pont de Nemours & Co., Inc. in a variety of financial and operating roles. Mr. Goldman is a member of the Advisory Board of the Energy Policy Institute at Chicago. He also served on the Advisory Council of Nominating and Governance Chairs of the National Association of Corporate Directors through 2013. He is a former chairman of the Accounting Committee of the American Petroleum Institute and former member of the Outside Advisory Council of Global Infrastructure Partners. He served as Vice President, Finance of the London-based World Petroleum Council from 2002 to July 2008.

Key Qualifications, Attributes, Skills and Experience:

•	Industry-Specific and Financial/Accounting Experience -- Financial consultant and former Senior Vice President and Chief Financial Officer of an international, integrated energy company (Conoco), former chairman of the accounting committee at a national oil and natural gas industry trade association (American Petroleum Institute) and former finance executive of a global oil and gas forum (World Petroleum Council)
•	Operations Experience -- E.I. Du Pont de Nemours & Co.
•	Public Company Board Experience -- El Paso Corporation, Parker Drilling Company, The Babcock & Wilcox Company and McDermott International

Other Current Directorships: BWX Technologies, Inc., FRG Development Company (a private equity company in Mexico City), Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP (a master limited partnership of which Tesoro and its subsidiaries own approximately 36%)

Former Public Company Directorships: The Babcock & Wilcox Company (from 2010 until 2014), El Paso Corporation (from 2003 until 2012), Gulf Indonesia Resources Ltd. (from 2000 until 2002), McDermott International Inc. (from 2005 until 2010), Parker Drilling Company (from 2005 until 2015)

David Lilley Age 69 Director since 2011 Former Chairman, President and Chief Executive Officer of Cytec Industries Inc.

Mr. Lilley is a retired Chairman, President and Chief Executive Officer of Cytec Industries Inc., a multi-billion dollar manufacturer of specialty chemicals and materials. He served as its Chairman from January 1999 through 2008 and as its President and Chief Executive Officer from May 1998 through 2008, having previously served as its President and

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Chief Operating Officer from January 1997. From 1994 until January 1997, he was a vice president of American Home Products Corporation. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company.

Key Qualifications, Attributes, Skills and Experience:

•	Chemicals Industry, Management and Leadership Experience, Global Business Perspective, Operations Knowledge and Strategy Experience -- Over 29 years of experience in the chemicals industry, including services as past Chairman and CEO of Cytec Industries
•	Risk Management Experience – Mr. Lilley’s leadership experience in a chemicals and manufacturing company and as a member of the Responsible Care Committee of the American Chemistry Council is also important in light of the Board’s oversight of our operations and adherence to safety and environmental requirements
•	Public Company Board Experience -- Rockwell Collins, Inc., Public Service Enterprise Group Incorporated, Arch Chemicals, Inc. and Cytec Industries Inc.

Other Current Directorships: Rockwell Collins, Inc. and Public Service Enterprise Group Incorporated

Former Public Company Directorships: Arch Chemicals, Inc. (from 2007 until October 2011)

Mary Pat McCarthy Age 60 Director since 2012 Former Vice Chairman of KPMG LLP

Mary Pat McCarthy retired from her position as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, in 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on the firm’s Management and Operations Committees. Ms. McCarthy is a member of the Risk Advisory Committee of the National Association of Corporate Directors and also serves as a director of Mutual of Omaha, a mutual insurance company.

Key Qualifications, Attributes, Skills and Experience:

•	Financial/Accounting Experience -- Over 34 years of experience with KPMG, including services as the audit and executive partner to national and international clients
•	Leadership and Talent Management Experience -- Service as Vice Chairman and in other leadership positions at KPMG; she also co-chaired the National Association of Corporate Directors’ Blue Ribbon Commission on Talent Development – A Boardroom Imperative
•	Strategy, Business Transformation, Audit Committee Effectiveness and Corporate Governance -- Author of multiple books on risk, strategy and business transformation, and a frequent speaker on audit committee effectiveness and corporate governance at conferences, seminars and forums

Other Current Directorships: Mutual of Omaha

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J. W. Nokes Age 69 Director since 2007 Former Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation of ConocoPhillips

Mr. Nokes spent his 36-year career with ConocoPhillips, an international, integrated energy company, and retired in 2006 as Executive Vice President of Worldwide Refining, Marketing, Supply and Transportation. His background primarily includes refining, marketing, crude and products trading, commercial natural gas operations and transportation. He also had assignments in exploration and production, as well as strategic planning. In 1991, he was appointed Vice President of U.S. Marketing and Product Trading. From 1994 to 1999, he was Vice President of U.S. Downstream Business. For eight years beginning in 1999, he was Executive Vice President of Refining, Marketing, Supply and Transportation for the company’s global business. Mr. Nokes was a member of the World Business Council for Sustainable Development and sat on the Board of Directors of the American Petroleum Institute, as well as the American Petroleum Institute Transportation, Marketing and Downstream Committee. Mr. Nokes is also a director of Post Oak Bank, N.A., a Houston-based community bank.

Key Qualifications, Attributes, Skills and Experience:

•	Industry, Operations, International and Strategic Planning Experience -- 37 years of experience in the energy industry, including services as a former executive of an international, integrated energy company (ConocoPhillips), former director of a national oil and natural gas industry trade association (American Petroleum Institute) and former member of a global association of business leaders that promotes sustainable development (World Business Council for Sustainable Development)
•	Public Company Board Experience -- Albemarle Corporation

Other Current Directorships: Albemarle Corporation (Non-Executive Chairman) and Post Oak Bank, N.A.

Susan Tomasky Age 62 Director since 2011 Lead Director since December 31, 2014 Former President of AEP Transmission, a business division of American Electric Power Co.

Ms. Tomasky served as President of AEP Transmission, a business division of American Electric Power Co., Inc., an owner and operator of utility operating companies that produce, transmit and distribute electricity to over 5 million customers at retail in 11 states, from 2008 until July 2011. Ms. Tomasky previously served in other executive officer positions at American Electric Power Co., including Executive Vice President and General Counsel from 1998 to 2001, Executive Vice President of Finance and Chief Financial Officer from 2001 to 2006 and Executive Vice President of Shared Services from 2006 to 2008. Prior to joining American Electric Power Co., Ms. Tomasky served as a partner at the law firm of Hogan & Hartson (now Hogan Lovells), where she was a member of the firm’s energy group, and as General Counsel of the Federal Energy Regulatory Commission. Ms. Tomasky is a director of several private and

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non-profit organizations. She previously served as a director of the Federal Reserve Bank of Cleveland, a member bank in the Federal Reserve System.

Key Qualifications, Attributes, Skills and Experience:

•	Leadership and Strategic Planning Experience -- Former President of a division of a large, public utility company (American Electric Power Co.)
•	Financial and Accounting Experience -- Chair of the Audit Committee of the Federal Reserve Bank of Cleveland and former Executive Vice President and Chief Financial Officer of a large, public energy company (American Electric Power Co.)
•	Government and Regulatory Experience and Legal Experience -- Former roles as a partner in the energy group of an international law firm (Hogan & Hartson) and as General Counsel of a federal government agency that regulates the energy industry (Federal Energy Regulatory Commission)

Other Current Directorships: Public Service Enterprise Group Incorporated and Summit Midstream Partners, LP

Michael E. Wiley Age 65 Director since 2005 Former Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated

Mr. Wiley has over 40 years of experience in the energy industry. Most recently he served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until his retirement in October 2004. He was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Bill Barrett Corporation, an independent oil and gas company, and Post Oak Bank, N.A., a Houston-based community bank. He also serves as Chairman of Independent Trustees of Fidelity Sector Portfolios.

Key Qualifications, Attributes, Skills and Experience:

•	Board leadership, Industry, Operations, Strategic Planning, Risk Management, and Talent Management Experience -- Former Chairman, President and Chief Executive Officer of an oilfield services company (Baker Hughes Incorporated), former executive of an integrated energy company (Atlantic Richfield Company) and an independent exploration and production company (Vastar Resources, Inc.) and director of a privately held oil and gas company (Asia Pacific Exploration Consolidated)
•	Public Company Board Experience -- Baker Hughes Incorporated, Bill Barrett Corporation and Spinnaker Exploration Company

Other Current Directorships: Bill Barrett Corporation, Post Oak Bank, N.A., Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP (a master limited partnership of which Tesoro and its subsidiaries own approximately 36%)

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Patrick Y. Yang Age 68 Director since 2010 Former Head of Global Technical Operations of F. Hoffmann-La Roche, Ltd.

Mr. Yang has over 30 years of experience in manufacturing and technology. From January 2010 to March 2013, Mr. Yang served as Head of Global Pharmaceutical Technical Operations for F. Hoffmann-La Roche Ltd., which operates in the pharmaceutical and diagnostics industry and sells products in more than 150 countries. Mr. Yang joined Roche in March 2009, upon Roche’s merger with Genentech, Inc., and was responsible for the company’s pharmaceutical manufacturing, process development, engineering, quality, regulatory, supply chain and procurement functions. Before joining Roche, Mr. Yang served as Executive Vice President, Product Operations of Genentech, a biotechnology company, from December 2005 to December 2009 and in various other executive-level positions with Genentech from December 2003 to December 2005. Prior to joining Genentech, Mr. Yang worked for Merck & Co. from 1992 to 2003 in manufacturing and for General Electric from 1980 to 1992 in manufacturing and technology. Since 2015, Mr. Yang has served as President and CEO of Aspen Sciences, LLC, which provides investment and consulting services to the biotech and pharmaceutical industry. He previously provided such services through Patrick Y. Yang, LLC.

Key Qualifications, Attributes, Skills and Experience:

•	Leadership, Operations, Strategic Planning, International, and Talent Management Experience -- Former senior operations executive of a large, global pharmaceutical company (F. Hoffmann-La Roche) and a former senior operations executive of a biotechnology company (Genentech)
•	Operations Experience -- Over 20 years spent working in manufacturing (Merck and General Electric)
•	Financial/Accounting and Risk Management Experience -- Service on Genentech’s executive committee from 2004 until 2009

Other Current Directorships: Codexis, Inc., Amyris, Inc. and Pharma Essentia Corporation

Former Public Company Directorships: Celladon Corporation (from 2014 until 2015)

Our Board of Directors recommends that you vote “FOR” the election to the Board of each of the foregoing nominees.

Proposal No. 2 – Advisory Vote to Approve Our Named Executive Officers’ Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers (“Say-on-Pay Votes”). More than a majority of the votes cast on the frequency proposal were cast in favor of holding an annual Say-on-Pay Vote, as was recommended by the Board of Directors. In light of this result and other factors, the Board determined that Tesoro hold annual Say-on-Pay Votes until the next advisory vote on the frequency of Say-on-Pay Votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

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At our 2015 Annual Meeting of Stockholders, our stockholders also provided an advisory vote to approve the compensation of our named executive officers disclosed in our 2015 proxy statement. Stockholders expressed substantial support for the compensation of our named executive officers, with approximately 93% of the votes cast voting in favor of the proposal. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are now asking stockholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this 2016 Proxy Statement. As described above in the Compensation Discussion and Analysis, the Compensation Committee has structured our executive compensation programs to achieve the following key objectives:

•	Reward leaders for delivery of outstanding business results and driving a performance-oriented culture;

•	Promote and sustain exceptional performance over time to generate long-term growth in stockholder value; and

•	Lead in accordance with our guiding principles, which are core values, exceptional people, shared purpose, powerful collaboration and superior execution.

Our named executive officer compensation decisions in 2015 reflect these objectives. For example, we directly aligned our annual and long-term incentive compensation programs with our strategic priorities by featuring specific performance measures that support strengthening our financial position and capturing value-driven growth, as targeted in our multi-year business plan. Our operating performance and the Compensation Committee’s decisions regarding special items provided each of our NEOs between 149% and 155% of target. We achieved maximum performance levels for personal safety, process safety management, environmental, cost management and business improvement criteria, and near-target performance levels for margin-neutral EBITDA. In addition, certain adjustments were made to incentive awards for select NEOs to recognize individual performance.

In addition, we made our annual grants of long-term incentive awards to our named executive officers in February 2015. These grants focused solely on performance awards and no service-based restricted stock or stock options were included in the annual grants. The Compensation Committee believes the actions described above clearly demonstrate our commitment to implementing and executing results-oriented compensation programs that are market-competitive and reflect good corporate governance practices.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation programs operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing beginning on page 39, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the programs articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement will contribute to our long-term success.

This advisory Say-on-Pay Vote is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

Our Board of Directors recommends that you vote “FOR” the
approval of the compensation paid to our named executive officers disclosed in the Compensation Discussion and Analysis, the
Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.

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Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. See “Audit-Related Matters – Audit Committee Report” for additional detail regarding the process used for this selection. Although stockholder ratification is not required, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting as a matter of good corporate governance. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the
ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending
December 31, 2016.

Proposal No. 4 – Stockholder Proposal Regarding a Lobbying Report

The following stockholder proposal will be voted on at the 2016 Annual Meeting only if properly presented by or on behalf of the stockholder proponent. The name, address and shareholdings of the stockholder proponent will be supplied promptly upon oral or written request.

Proposal

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether our company’s lobbying is consistent with Tesoro Corporation’s (“Tesoro”) expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Tesoro request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Tesoro used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Tesoro’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Tesoro is a member.

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Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in Tesoro’s use of corporate funds to influence legislation and regulation. Tesoro spent $1.3 million in 2014 and $1.4 million in 2013 on federal lobbying according to the Center for Responsive Politics website http://www.opensecrets.org/.

These figures do not include lobbying expenditures to influence legislation in states, where Tesoro also lobbies. For example, Tesoro spent $579,886 on lobbing in California between 2013 and 2014 according to the California Secretary of State’s website http://cal-access.ss.ca.gov/.

Tesoro discloses on its website the dollar amounts that it contributes in dues to trade associations when it contributes more than $50,000 in non-tax exempt dues. These non-tax exempt dues may be used for advocacy and grassroots communications. However, shareholders have no way to know if Tesoro is making additional payments to trade associations beyond these disclosed amounts.

Finally, Tesoro has not disclosed if it has membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council (ALEC). More than 100 companies have publicly left ALEC, including BP, ConocoPhillips, Occidental Petroleum and Shell.

Transparent reporting of all lobbying activity will reveal whether company assets are being used for objectives contrary to Tesoro’s long-term interests. For these reasons, we urge you to vote FOR this proposal.

Board of Directors Response

We share the proponent’s strong belief in transparency and accountability, which is why even before we received this proposal we voluntarily provided substantial disclosure on our website of our annual political expenditures and lobbying activities.

Engaging in public policy discussions creates value for stockholders and helps policymakers reach informed decisions. As an industry leader, we believe it is both important and appropriate to communicate with lawmakers and regulators about the interests of our Company, our employees, our stockholders, and the communities in which we operate. Tesoro operates in a highly regulated and often politicized environment in which experienced industry voices are essential to thoughtful debate. We seek to support policy makers in ensuring that energy policies are well-considered and reflect all available information. Some of the policy-related issues on which we focus and advocate include refinery safety, fuel standards, environmental issues and climate change, corporate tax reform, and energy infrastructure. We believe that these efforts create value for our stockholders, while benefiting the public.

We already provide substantial political disclosure. We invite you to visit the Advocacy and Public Policy portion of our website at http://tsocorp.com/social-responsibility/advocacy-and-public-policy/ where you will find:

•	lobbying disclosures filed with the U.S. Congress and various state agencies,

•	our aggregate political contributions,

•	the aggregate political contributions from our employee-funded political action committee,

•	the name and the amount of each candidate or campaign to which we contributed,

•	a discussion of key independent expenditures, and

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•	an itemized list of our membership dues to our major trade associations to whom we pay annual non-tax exempt membership dues over $50,000, including both the total dues paid and the non-tax exempt portion of our total dues for each organization.

We also work to keep employees and stakeholders informed about public policy matters of interest to us through our www.ActTesoro.com website. The site provides information on current industry issues and facilitates outreach to elected representatives.

Our political activity disclosures surpass the disclosures required by state and federal law. In 2015, the Center for Political Accountability Zicklin Index of Corporate Political Disclosure and Accountability ranked our political disclosure in the top tier of reviewed companies. Our board believes that our current disclosures regarding lobbying and political contribution practices, procedures and expenditures strike an appropriate balance between transparency and cost. In contrast, we believe that the implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources tracking insignificant activities without materially enhancing existing disclosures or benefitting a substantial number of our stockholders.

Our political activity is already subject to robust oversight. Our political activity is directly overseen by the Governance Committee of the Board of Directors, our external policy committee, and our executive management team. We formulate our policy positions in a manner consistent with our Public Policy Principles, which are posted on our website. We also formulate our positions based on the principle of Shared Value, which considers viewpoints that are good for the environment, the community and our business. Our external policy committee provides guidance and direction in the development of these policy and advocacy plans, which are then subject to oversight by our Board of Directors.

Our PAC and corporate political contributions are also subject to oversight requirements. Even de minimis political contributions to candidates and campaigns must be approved by the Vice President, Corporate Affairs. Political contributions of over $25,000 to candidates, and those over $100,000 to other campaigns and entities, must be approved by our Chief Executive Officer, our General Counsel, and the Governance Committee of our Board of Directors.

Membership in industry organizations and trade associations is valuable to our business. We participate in and contribute to select industry organizations, including those that engage in regulatory activities, lobbying activities and public education, for a variety of reasons, including monitoring industry policies and trends; educating key stakeholders; advancing the technical expertise of our industry; providing our employees with developmental and professional opportunities; and promoting civic participation. On an annual basis, we update our website to list the organizations to whom we pay non-tax exempt dues of over $50,000; this is a small number of organizations, none of which are primarily focused on drafting model legislation. Many of the smaller organizations we belong to include local chambers of commerce, civic associations and economic development councils that enhance our focus on Shared Value with the communities in which we operate. While we may advise these associations of our views on particular subjects, they are independent organizations that represent the interests of all their members, who may have divergent views and interests. Because the proponent’s supporting statement specifically references the American Legislative Exchange Council (ALEC), we hereby confirm that Tesoro is not a member of, and has not made any contributions to, ALEC.

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For the reasons set forth above, our Board believes that the requirements in this proposal are an unproductive and burdensome use of our resources and are not in the best interests of our stockholders.

Our Board of Directors recommends that you vote “AGAINST” the Stockholder Proposal regarding a Lobbying Report

2017 Stockholder Proposals

For inclusion in our 2017 Proxy Statement:

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on November 22, 2016. Such proposals also must comply with the requirements of Rule 14a-8. Proposals should be addressed to:

Corporate Secretary

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

For Director Nominations, as well as Stockholder Proposals that are Not Submitted for Inclusion in the Proxy Statement:

Our Bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present directly at an annual meeting. Under our Bylaws, notice of such nomination or stockholder proposal for the 2017 Annual Meeting of Stockholders must be delivered to the Corporate Secretary at the above address:

•	Not earlier than the close of business on January 3, 2017, and

•	Not later than the close of business on February 2, 2017.

If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of our annual meeting for the prior year, then the notice of a nomination or stockholder proposal must be delivered no earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date.

All nominations and stockholder proposals submitted under our Bylaws must comply with the requirements of the Bylaws. You may contact the Corporate Secretary at the address listed above for a copy of the relevant Bylaw provisions. The presiding officer of the Annual Meeting may refuse to acknowledge or introduce any such matter if notice of the matter is not received within the applicable deadlines or does not comply with our Bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.

Tesoro Corporation 2016 Proxy Statement    75

TESORO CORPORATION

ANNUAL MEETING OF TESORO CORPORATION

Date:	May 3, 2016
Time:	8:00 A.M. (Central Time)
Place:	Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259

Please make your marks like this:  ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3, and against proposal 4.

1:	Election of 10 directors (all nominated as directors to serve for the term indicated in the Proxy Statement):
			For	Against	Abstain	Directors Recommend ê
	01	Rodney F. Chase	☐	☐	☐	For
	02	Edward G. Galante	☐	☐	☐	For
	03	Gregory J. Goff	☐	☐	☐	For
	04	Robert W. Goldman	☐	☐	☐	For
	05	David Lilley	☐	☐	☐	For
	06	Mary Pat McCarthy	☐	☐	☐	For
	07	J.W. Nokes	☐	☐	☐	For
	08	Susan Tomasky	☐	☐	☐	For
	09	Michael E. Wiley	☐	☐	☐	For
	10	Patrick Y. Yang	☐	☐	☐	For

			For	Against	Abstain
2:	To approve our named executive officers’ compensation in an advisory vote;		☐	☐	☐	For

3:	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016;		☐	☐	☐	For

4:	On the stockholder proposal set forth in the proxy statement, if properly presented at the annual meeting.		☐	☐	☐	Against

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

	Please Sign Here			Please Date Above

	Please Sign Here			Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TESORO CORPORATION
Annual Meeting of Tesoro Corporation
to be held on Tuesday, May 3, 2016
for Holders as of March 11, 2016

INTERNET	VOTE BY:	TELEPHONE

Go To		866-390-9971
www.proxypush.com/tso		• Use any touch-tone telephone.
• Cast your vote online. • View Meeting Documents.	OR	• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AGAINST PROPOSAL 4.

All votes must be received by 11:59 P.M., Eastern Time, May 2, 2016.

PROXY TABULATOR FOR
TESORO CORPORATION
P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Tesoro Corporation

Annual Meeting of Stockholders

May 3, 2016, 8:00 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CARRIE P. RYAN and D. JEFFREY HAFFNER, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259 on Tuesday, May 3, 2016, @ 8:00 A.M. Central time, and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and in their discretion upon such other matters as may properly come before the meeting.

(TO BE SIGNED ON REVERSE SIDE)

TESORO CORPORATION

Tesoro Corporation Thrift Plan

Date:	May 3, 2016
Time:	8:00 A.M. (Central Time)
Place:	Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259

Please make your marks like this:  ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, and 3, and against proposal 4.

1:	Election of 10 directors (all nominated as directors to serve for the term indicated in the Proxy Statement):
			For	Against	Abstain	Directors Recommend ê
	01	Rodney F. Chase	☐	☐	☐	For
	02	Edward G. Galante	☐	☐	☐	For
	03	Gregory J. Goff	☐	☐	☐	For
	04	Robert W. Goldman	☐	☐	☐	For
	05	David Lilley	☐	☐	☐	For
	06	Mary Pat McCarthy	☐	☐	☐	For
	07	J.W. Nokes	☐	☐	☐	For
	08	Susan Tomasky	☐	☐	☐	For
	09	Michael E. Wiley	☐	☐	☐	For
	10	Patrick Y. Yang	☐	☐	☐	For

			For	Against	Abstain
2:	To approve our named executive officers’ compensation in an advisory vote;		☐	☐	☐	For

3:	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016;		☐	☐	☐	For

4:	On the stockholder proposal set forth in the proxy statement, if properly presented at the annual meeting.		☐	☐	☐	Against

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

	Please Sign Here			Please Date Above

	Please Sign Here			Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TESORO CORPORATION
Tesoro Corporation Thrift Plan Annual Meeting of Tesoro Corporation
to be held on Tuesday, May 3, 2016
for Holders as of March 11, 2016

INTERNET	VOTE BY:	TELEPHONE

Go To		866-390-9971
www.proxypush.com/tso		• Use any touch-tone telephone.
• Cast your vote online. • View Meeting Documents.	OR	• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS GIVEN, SHARES WILL NOT BE VOTED.

All votes must be received by 11:59 P.M., Eastern Time, April 28, 2016.

PROXY TABULATOR FOR
TESORO CORPORATION
P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Tesoro Corporation

Annual Meeting of Stockholders

May 3, 2016, 8:00 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned participant in the TESORO CORPORATION THRIFT PLAN (the “Plan”) hereby acknowledges receipt of the Notice of 2016 Annual Stockholders Meeting to be held at Tesoro Corporation, 19100 Ridgewood Parkway, San Antonio, Texas 78259, on Tuesday, May 3, 2016 @ 8:00 A.M. Central time, and directs Fidelity Management Trust Company Trustee, to vote (or cause to be voted) all shares of Common Stock (or share equivalents) of Tesoro Corporation (the “Company”) allocated to the undersigned’s account under the Plan(s) and held in the Trustee’s name at the close of business on March 11, 2016, at said meeting and at any adjournment or postponement thereof. Said Trustee is authorized to vote in accordance with the instructions given herein and in its discretion upon such other matters as may properly come before the meeting.

(TO BE SIGNED ON REVERSE SIDE)